Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

dated as of August 14, 2007

by and among

K-SEA OPERATING PARTNERSHIP L.P.,

as Borrower,

the Lenders party hereto,

LASALLE BANK NATIONAL ASSOCIATION

and

CITIBANK, N.A.,

as Co-Syndication Agents,

CITIZENS BANK OF PENNSYLVANIA

and

HSBC BANK USA NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Trustee for the Lenders

EXHIBITS

Exhibit A-1	-	Form of Tranche A Note
Exhibit A-2	-	Form of Tranche B Note
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C-1	-	Form of Opinion of Thompson Coburn L.L.P.
Exhibit C-2	-	Form of Opinion of Holland & Knight LLP
Exhibit C-3	-	Form of Opinion of Carlsmith Ball LLP
Exhibit C-4	-	Form of Opinion of Baker Botts LLP
Exhibit D	-	Form of Standby Letter of Credit
Exhibit E	-	Form of Application for Documentary Letter of Credit
Exhibit F	-	Form of Loan Request
Exhibit G	-	Form of Credit Request
Exhibit H	-	Form of Subsidiary Guaranty
Exhibit I	-	Principal Terms of Bridge Loan Intercreditor Agreement

SCHEDULES

Schedule 1.01A	-	Pool Vessels
Schedule 1.01B	-	Additional Pool Vessels
Schedule 1.01C		Phase Two Pool Vessels
Schedule 2.01	-	Commitments
Schedule 4.06	-	Environmental Compliance
Schedule 4.14	-	Charters
Schedule 5.01	-	Indebtedness to be Repaid
Schedule 7.05	-	Existing Liens
Schedule 7.12	-	Existing Indebtedness
Schedule 7.13	-	Existing Investments

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of August 14, 2007, among K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Borrower”), the Lenders party hereto (the “Lenders”), LASALLE BANK, NATIONAL ASSOCIATION and CITIBANK, N.A., as co-syndication agents, CITIZENS BANK OF PENNSYLVANIA and HSBC BANK USA NATIONAL ASSOCIATION, as co-documentation agents, and KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as collateral trustee for Lenders (in such capacity, the “Collateral Trustee”).

RECITALS

WHEREAS, Borrower, the Lenders and the Administrative Agent are parties to a Loan and Security Agreement dated as of March 24, 2005 (as heretofore amended, supplemented or otherwise modified, the “Original Loan Agreement”), pursuant to which the Lenders thereunder agreed to make loans and otherwise extend credit to or for the account of Borrower on the terms and conditions set forth therein,

WHEREAS, Borrower desires to amend the Original Loan Agreement in certain respects, and

WHEREAS, the Administrative Agent and the Lenders have agreed to amend and restate the Original Loan Agreement on the terms and conditions hereinafter set forth.

The Original Loan Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.01                            Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“Additional Pool Vessels” means, collectively, those vessels identified on Schedule 1.01B hereto.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum equal to (a) LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjustment Date” has the meaning set forth in Section 7.02 hereof.

“Administrative Agent” means KeyBank National Association, a national banking association, in its capacity as administrative agent for Lenders hereunder, and any Person appointed successor administrative agent pursuant to Section 9.06.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, however, that with respect to Borrower and K-Sea, this term shall not be deemed to describe any Person who is not any of Borrower, the general partner of Borrower, K-Sea or a direct or indirect subsidiary of K-Sea.

“Agent” means Administrative Agent and/or Collateral Trustee, as the case may be.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Currency” means any currency freely transferable into Dollars to the extent that such currency is approved by the Administrative Agent and the L/C Issuer.

“Anniversary Date” means the date occurring one (1) year after the Effective Date and the same date in every year thereafter.

“Applicable Law” means all applicable provisions of all (a) constitutions, statutes, ordinances, rules, regulations and orders of all governmental and/or quasi-governmental bodies, (b) Government Approvals, and (c) order, judgments and decrees of all courts and arbitrators.

“Applicable Margin” means, at all times during the applicable periods set forth below: (a) with respect to Base Rate Loans, the percentage set forth below under the heading “Base Rate Margin” and adjacent to such period, (b) with respect to LIBOR Loans, the percentage set forth below under the heading “LIBOR Margin” and adjacent to such period and (c) with respect to the Commitment Fees, the percentage set forth below under the heading “Commitment Fee Margin” and adjacent to such period:

Period		Applicable Margin
When the Total Funded Debt to EBITDA Ratio is greater than or equal to	And less than	Base Rate Margin	LIBOR Margin	Commitment Fee Margin
3.50:1.00		0.250%	1.500%	0.300%
3.00:1.00	3.50:1.00	0.000%	1.250%	0.200%
2.50:1.00	3.00:1.00	0.000%	1.100%	0.200%
2.00:1.00	2.50:1.00	0.000%	0.850%	0.150%
	2.00:1.00	0.000%	0.700%	0.150%

Changes in the Applicable Margin resulting from a change in the Total Funded Debt to EBITDA Ratio shall be based upon the certificate most recently delivered under Section 6.01(b) and shall become effective on the first day of the month immediately succeeding the date such certificate is required to be delivered to the Administrative Agent pursuant to Section 6.01(b).  Notwithstanding anything to the contrary in this definition, (i) if Borrower shall fail to deliver to the Administrative Agent such a certificate on or prior to any date required by Section 6.01(b), the Total Funded Debt to EBITDA Ratio shall be deemed to be greater than 3.50:1.00 from and including such date to the first day of the month immediately succeeding the date of delivery to the Administrative Agent of such certificate, and (ii) on any date on which interest on the Bridge Loan shall be determined pursuant to Section 2.02(c) of the Bridge Loan Agreement, “Applicable Margin” shall mean (A) with respect to Base Rate Loans, 0.250%, (B) with respect to LIBOR Loans, 2.00% and (C) with respect to the Commitment Fees, 0.400%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.

“Appraisal” means any appraisal, either visual or desktop or both, as determined by an appraiser, of the Pool Vessels, conducted from time to time by an Appraiser acceptable to the Administrative Agent pursuant to the terms of this Agreement and shall also include the appraisal of the Pool Vessels performed by the Administrative Agent prior to the date hereof, or at the Administrative Agent’s direction, by an appraiser appointed by Administrative Agent and paid for by Borrower.

“Appraiser” means any one of L&R Midland, Marcon International, Inc., Merrill Marine Services, Inc., or any other Person agreed to by Borrower and the Administrative Agent.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of the Fair Market Value of all Pool Vessels that are part of the Collateral divided by the aggregate Revolving Credit Exposure of all Lenders.

“Asset Disposition” means the disposition of any or all of the fixed assets of Borrower or any of its Subsidiaries included in the Collateral whether by sale, lease, transfer or otherwise (but excluding damage, destruction, loss or condemnation); provided, however, prior to the occurrence of an Event of Default, the term “Asset Disposition” shall not include (a) any sale, lease, transfer or other disposition of (i) inventory in the ordinary course of business; (ii) obsolete or worn out equipment; (iii) traded-in equipment, (iv) assets by Borrower to a Guarantor or by a Guarantor to Borrower or another Guarantor; or (v) transfers permitted under Section 7.07, (b) sale-leaseback transactions not otherwise prohibited hereby and (c) charters or other employment contracts of Pool Vessels not otherwise prohibited hereby.

“Assignment and Acceptance” means an assignment and acceptance entered into by any Lender and an assignee (with the consent of any party whose consent is required by Section 10.07 hereof), and accepted by Administrative Agent, in the form of Exhibit B or any other form approved by Administrative Agent.

“Assignment of Insurances” means the first priority assignment of insurances respecting the Pool Vessels granted by Borrower or any Subsidiary Guarantor in favor of the Collateral Trustee, in form and substance satisfactory to Administrative Agent.

“Assignments” means, collectively, the Earnings Assignment and the Assignment of Insurances.

“Availability Period” means the Tranche A Availability Period or the Tranche B Availability Period, as the case may be.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate, or (b) one-half of one percent (0.50%) in excess of the Federal Funds Effective Rate.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means any Loan bearing interest at the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means K-Sea Operating Partnership L.P., a Delaware limited partnership.

“Borrower Mortgage” means the First Preferred Fleet Mortgage, dated March 24, 2005, granted by Borrower to the Collateral Trustee over the whole of the Borrower Pool Vessels, as heretofore amended and supplemented and as it may be further amended, modified or supplemented from time to time and from which Borrower Pool Vessels may be added or released from time to time.

“Borrower Pool Vessels” means those vessels identified as owned by Borrower on Schedule 1.01A.

“Borrowing Base” means 80% of the Fair Market Value of the Pool Vessels.

“Bridge Loan” means the loan made to Borrower by the lenders party to the Bridge Loan Agreement, and any extensions, renewals or replacements of such Indebtedness that do not increase the outstanding principal amount thereof.

“Bridge Loan Agreement” means the Bridge Loan Agreement dated as of the Effective Date among Borrower, the lenders party thereto and KBCM Bridge LLC, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Bridge Loan Intercreditor Agreement” means the Intercreditor Agreement between KBCM Bridge LLC, as administrative agent for the lenders from time to time party to the Bridge Loan Agreement and the Administrative Agent, relating to the Permitted Bridge Loan Liens, if any, which shall contain provisions subordinating the Permitted Bridge Loan Liens to the Liens securing the Obligations substantially identical to those set forth on Exhibit I hereto, as such

Intercreditor Agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Loan that bears interest at a rate per annum equal to the LIBOR Rate (including any notice in respect thereof), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means any expenditure or liability that is properly charged to a capital account or otherwise capitalized on Borrower’s consolidated balance sheet in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, as to any Person, all shares, interest, partnership interests, limited liability company membership interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

“Cash Collateral” has the meaning set forth in Section 2.15 hereof.

“Cash Collateral Account” has the meaning set forth in Section 2.15 hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq. and as further amended from time to time.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of ownership interests representing more than 50% of the general partnership interest in K-Sea or more than 50% of the aggregate ordinary voting power represented by the issued and outstanding ownership interests of Borrower or any Subsidiary Guarantor, or (b) for the period of twelve (12) consecutive calendar months, a majority of the board of Borrower or any Guarantor shall no longer be composed of individuals (i) who were members of said board on the first day of such period, (ii) whose election or nomination to said board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board, or (iii) whose election or nomination to said board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said board.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, including, without limitation, any change in any statutory, regulatory or institutional reserve requirement, including, but not limited to, the Statutory Reserve Rate, or (c) compliance by any Lender (or, for purposes of Section 2.10(b) hereof, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 10.16 hereof.

“Classification Society” means the American Bureau of Shipping or such other classification society acceptable to Lenders.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the collateral described in this Agreement, including, but not limited to, in Article III hereof, the Assignments and the Mortgage, including, without limitation, the Pool Vessels, and the Proceeds thereof, all insurance with respect to the Pool Vessels, any and all charters of the Pool Vessels by Borrower or any Subsidiary Guarantor and all Hire and other amounts payable from time to time thereunder and the Proceeds thereof, all future charters of the Pool Vessels by Borrower or any Subsidiary Guarantor, including all Hire payments and Proceeds of the foregoing and all amounts payable hereunder as more specifically described herein and in the Assignments and the Mortgage.

“Collateral Trustee” means KeyBank National Association in its capacity as collateral trustee for Lenders hereunder, and any Person appointed as a successor collateral trustee pursuant to Article IX.

“Commitment” means, with respect to any Lender on any date, the Tranche A Commitment, if any, and Tranche B Commitment, if any, of such Lender on such date.

“Commitment Fees” has the meaning set forth in Section 2.09(b).

“Commitment Fee Margin” has the meaning set forth in the definition of “Applicable Margin”.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means each of Borrower, each Guarantor and each of their respective Subsidiaries; provided, however, “Credit Party” shall exclude the Excluded Subsidiaries.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Distributions” means, with respect to any Person (i) cash distributions or any other distributions on, or in respect of, any ownership interest or any membership or partnership interest of such Person, and (ii) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such interest.

“Diving” means Uaukewai Diving, Salvage and Fishing, Inc., a Hawaii corporation and a wholly-owned Subsidiary of Smith Maritime.

“Diving Mortgage” means the Preferred Ship Mortgage granted by Diving to the Collateral Trustee over the whole of the Diving Pool Vessel, as the same may be amended, modified or supplemented from time to time.

“Diving Pool Vessel” means the vessel identified as owned by Diving (before giving effect to the Phase Two Transactions) on Schedule 1.01C.

“Documentary Letter of Credit” shall have the meaning set forth in Section 2.02(e) hereof.

“Dollar Equivalent” means, at any date of determination thereof, with respect to an amount of an Alternative Currency, the amount of Dollars which could be purchased with such amount of such Alternative Currency at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 a.m. (New York City time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 10.18, on the date of determination).

“Dollars” or “$” refers to lawful money of the United States of America.

“Earnings Assignment” means the general assignment for security interest purposes of all charters, charter hire, freights and earnings with respect to the Pool Vessels granted by Borrower or any Subsidiary Guarantor in favor of the Collateral Trustee, in form and substance satisfactory to the Administrative Agent.

“EBITDA” means, with respect to any fiscal period of K-Sea and its consolidated Affiliates, including, without limitation, Borrower and each Guarantor, on a consolidated basis, the sum of:

(1)                                  the net income (or net loss) of Borrower (determined in accordance with GAAP) for such fiscal period, without giving effect to any extraordinary pre-tax gains or losses; plus:

(2)                                  to the extent that any of the items referred to in any of clauses (i) through (iii) below were deducted in calculating such net income:

(i)                                     Interest Expense of Borrower for such fiscal period;

(ii)                                  federal and state income tax expenses of Borrower for such fiscal period;

(iii)                               the amount of all depreciation and amortization for such fiscal period; minus

(3)                                  to the extent added in calculating such net income, gains from sales, exchanges and other dispositions of assets not in the ordinary course of business.

“Effective Date” means the date on which the conditions specified in Section 5.01 hereof are satisfied (or waived in accordance with Section 10.05 hereof).

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under any Environmental Law or Environmental Permit relating to Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment in connection with or arising from exposure to or the actual or potential release of Hazardous Materials, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Event” means (a) an environmental event that has occurred or any environmental condition that is discovered in, on, beneath, from or involving any of the Pool Vessels (including the presence, emission or release of Hazardous Materials or the violation of any applicable Environmental Law) for which a remediation or reporting could reasonably be required under applicable Environmental Law, or (b) notification received by Borrower, any Guarantor or any charterer of a Pool Vessel that such charterer, such Guarantor, Borrower, or any Pool Vessel is the subject of an Environmental Action relating to such Pool Vessel that could reasonably be expected to result in any ordered remediation or corrective action or other material liability under applicable Environmental Law.

“Environmental Law” means any and all applicable international, foreign, federal, state, regional and local laws (as well as obligations, duties and requirements relating thereto under common law) relating to:  (a) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Materials, materials containing Hazardous Materials, or hazardous or toxic materials or wastes into ambient air, surface water (including, without limitation, all inland and ocean waters), groundwater, watercourses, publicly or privately-owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (b) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials, materials containing Hazardous Materials or hazardous and/or toxic wastes, materials, products or by-products (or of equipment or apparatus containing Hazardous Materials); or (c) pollution or the protection of human health, safety or the environment from exposure to or injury or damage caused by Hazardous Materials.  Without limitation, “Environmental Law” includes CERCLA and OPA 90 and IMO 13(g) (when and if the latter comes into effect).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Issuance” means the issuance of any Capital Stock by K-Sea or the receipt of any capital contribution by Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VIII hereof.

“Event of Loss” means, with respect to any Pool Vessel, the actual or constructive loss or the disappearance of such Pool Vessel or the loss of use thereof, due to theft, destruction, damage beyond repair or damage from any reason whatsoever, to an extent which makes repair uneconomical, or rendition thereof unfit for normal use, or the condemnation, confiscation or seizure of, or requisition of title to such Pool Vessel by any Governmental Authority or any other Person, or the requisition of use of any Pool Vessel by any non-United States Governmental Authority, in each case whether or not acting under color of Governmental Authority.

“Excluded Subsidiaries” means, collectively, Inversiones Kara Sea Srl., K-Sea Canada Holdings, K-Sea Canada Corp. and Marine Logistics, Inc.

“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Trustee, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Administrative Agent, such Lender or such other recipient is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16(b) hereof), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.12(d) hereof, except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.12(a) hereof.

“Existing Letters of Credit” means, collectively, (i) Irrevocable Standby Letter of Credit No. S309764 dated November 3, 2004 issued by KeyBank in favor of New York State Department of Taxation and Finance, as beneficiary, in the aggregate amount of $2,000 and (ii) the Irrevocably Standby Letter of Credit No. S311366 dated May 15, 2006 issued by KeyBank in favor of SCV Partners, as beneficiary, in the aggregate amount of $42,868.75.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person consisting of proceeds of casualty type insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), and condemnation awards (and payments in lieu thereof) and indemnity payments relating to third party claims; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (and payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to Pool Vessels, equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the Pool Vessels, equipment, fixed assets or real property in respect of which such proceeds, awards or payments were received in accordance with the terms of the Loan Documents, so long as such application, or commitment to make such application, is made within twelve (12) months after the occurrence of such damage or loss; or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means, individually, the Tranche A Facility or the Tranche B Facility, as the case may be, and collectively, the Tranche A Facility and the Tranche B Facility.

“Fair Market Value” means, with respect to any Pool Vessel, the fair market value of such Pool Vessel as reasonably determined by the Administrative Agent or by independent appraisers appointed by the Administrative Agent at the expense of Borrower.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Borrower.

“Financial Statements” means the balance sheet and statement of income and cash flows of K-Sea and its consolidated Affiliates (including, without limitation, Borrower and all Guarantors), on a consolidated basis, as required from time to time to be provided by Borrower under this Agreement.

“First Lien Funded Debt” means, as of any date, the aggregate principal amount of Total Funded Debt outstanding at such date that consists of, without duplication, (i) the Revolving Credit Exposure and (ii) Indebtedness which ranks pari passu to the Indebtedness under the Loan Documents and is secured by a Lien (other than any Second-Priority Lien).

“First Lien Funded Debt to EBITDA Ratio” means, at any date of determination, the ratio of First Lien Funded Debt divided by EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided that, for any such determination, EBITDA shall be adjusted (i) to include, for the relevant four fiscal quarter period, pro forma EBITDA in an amount reasonably acceptable to the Administrative Agent respecting any vessel or business acquisition for which debt is incurred and included in First Lien Funded Debt and (ii) to exclude, for the relevant four fiscal quarter period, pro forma EBITDA in an amount reasonably acceptable to the Administrative Agent respecting any vessel or business disposition.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) EBITDA less Maintenance CAPEX divided by (b) Fixed Charges, in each case for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided that, for any such determination, EBITDA shall be adjusted to include, for the relevant four fiscal quarter period, pro forma EBITDA in an amount reasonably acceptable to the Administrative Agent respecting any vessel or business acquisition for which debt service is incurred and included in Fixed Charges.

“Fixed Charges” means the sum, for any period for K-Sea and its consolidated Affiliates, including, without limitation, Borrower and any Guarantor, on a consolidated basis, of the following:  (i) Interest Expense, plus (ii) the current portion of capital lease payments, plus (iii) Scheduled Principal Payments, plus (iv) cash income taxes.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Fee” has the meaning set forth in Section 2.09(d) hereof.

“GAAP” means generally accepted accounting principles in the United States of America, as may be determined by the Financial Accounting Standards Board.

“Government Approval” means an authorization, consent, non-action, approval, license or exemption of, registration or filing with, or report to, any governmental or quasi-governmental department, agency, body or other unit.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include any endorsement for collection or deposit in the ordinary course of business.

“Guarantors” means, collectively, K-Sea and any Subsidiary Guarantor from time to time, and each, a “Guarantor.”

“Hazardous Materials” means (a) hazardous materials, hazardous wastes, and hazardous substances as those or similar terms are defined under any Environmental Laws, including, but not limited to, the following:  the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended from time to time, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended from time to time, CERCLA, the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended from time to time, the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended from time to time, and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended from time to time, OPA 90; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) asbestos and/or any material which contains any hydrated mineral silicate, including, but not limited to, chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (e) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids; (f) radon; (g) any other hazardous radioactive, toxic or noxious substance, material, pollutant, or solid, liquid or gaseous waste; and (h) any hazardous substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or with respect to which any international, federal, state or local Environmental Law or governmental agency requires environmental investigation, monitoring or remediation.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement (excluding fuel surcharge) or other interest or currency exchange rate or commodity price hedging arrangement.

“Hire” means all charter hire under any and all charters entered into by or on behalf of Borrower or any Subsidiary Guarantor of any Pool Vessel from time to time, together with additional hire, supplemental hire, requisition hire, freights and any other amounts paid to or for the account of Borrower or such Subsidiary Guarantor on account of the use or employment of such Pool Vessel.

“Honor Date” has the meaning set forth in Section 2.14(d) hereof.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all operating lease obligations of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that “Indebtedness” shall not include (x) Secured Nonrecourse Obligations and (y) nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 10.06(b) hereof.

“Information” has the meaning set forth in Section 10.15 hereof.

“Interest Expense” means, for any period, the sum, for K-Sea and its consolidated Affiliates, including, without limitation, Borrower or any Guarantor, on a consolidated basis, of the following:  (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during such period (whether or not actually paid or received during such period).

“Interest Payment Date” means, (i) with respect to any Base Rate Loan, the last day of each calendar month, provided that if any Interest Payment Date would end on a day other than a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Payment Date shall end on the next preceding Business Day, and (ii) with respect to any LIBOR Loan, shall mean the last day of the relevant Interest Period, provided interest on any LIBOR Loan having an Interest Period of six (6) months shall be payable three (3) months after the first day of such Interest Period as well as on the last day of the relevant Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made.

“Interest Period” means with respect to a LIBOR Loan, the period commencing on the date of the making of such LIBOR Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of the making of a LIBOR Loan initially shall be the date on which such LIBOR Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Loan.

“Interest Rate” means the applicable interest rate as set forth in Section 2.03 hereof.

“Interisland” means Hawaiian Interisland Towing, Inc., a Hawaii corporation and a wholly-owned subsidiary of Smith Maritime.

“Interisland I Mortgage” means the Preferred Fleet Mortgage granted by Interisland to the Collateral Trustee over the whole of the K-Sea LLC Phase Two Pool Vessels, as the same may be amended, modified or supplemented from time to time.

“Interisland II Mortgage” means the Preferred Fleet Mortgage granted by Interisland to the Collateral Trustee over the whole of the K-Sea Hawaii Phase Two Pool Vessels, as the same may be amended, modified or supplemented from time to time.

“Interisland III Mortgage” means the Preferred Fleet Mortgage granted by Interisland to the Collateral Trustee over the whole of the Smith Maritime Phase Two Pool Vessels owned by Interisland, as the same may be amended, modified or supplemented from time to time.

“Interisland Pool Vessels” means those vessels identified as owned by Interisland (before giving effect to the Phase Two Transactions) on Schedule 1.01C.

“Judgment Currency” has the meaning set forth in Section 10.18 hereof.

“KeyBank” means KeyBank National Association.

“K-Sea” means K-Sea Transportation Partners L.P.

“K-Sea Hawaii” means K-Sea Hawaii Inc., a Delaware corporation and a wholly-owned Subsidiary of K-Sea Transportation, Inc.

“K-Sea Hawaii Mortgage Assumption” means the Mortgage Assumption by K-Sea Hawaii, the Collateral Trustee and Interisland with respect to the Interisland II Mortgage and the K-Sea Hawaii Phase Two Pool Vessels.

“K-Sea Hawaii Phase Two Pool Vessels” means those vessels identified as owned by K-Sea Hawaii (after giving effect to the consummation of the Phase Two Transactions) on Schedule 1.01C.

“K-Sea Hawaii Pool Vessels” means those vessels identified as owned by K-Sea Hawaii on Schedule 1.01A.

“K-Sea LLC” means K-Sea Transportation LLC, a Delaware limited liability company, formerly know as “Sea Coast Transportation LLC” and a wholly-owned Subsidiary of Borrower.

“K-Sea LLC Mortgage” means the First Preferred Fleet Mortgage, dated October 18, 2005, granted by K-Sea LLC to the Collateral Trustee over the whole of the K-Sea LLC Pool Vessels, as heretofore amended and supplemented and as it may be further amended, modified or supplemented from time to time and from which K-Sea LLC Pool Vessels may be added or released from time to time.

“K-Sea LLC Mortgage Assumption” means the Mortgage Assumption by K-Sea LLC, the Collateral Trustee and Interisland with respect to the Interisland I Mortgage and the K-Sea LLC Phase Two Pool Vessels.

“K-Sea LLC Phase Two Pool Vessels” means the vessels identified as owned by K-Sea LLC (after giving effect to the consummation of the Phase Two Transactions) on Schedule 1.01C.

“K-Sea LLC Pool Vessels” means those vessels identified as owned by K-Sea LLC on Schedule 1.01A.

“L/C Issuer” means KeyBank.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender that is in the business of making and/or buying loans of the type described herein, or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by any Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means, collectively, the Tranche A Lenders and the Tranche B Lenders.

“Letter of Credit” means either a Documentary Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Exposure” means in respect of any Tranche A Lender at any time, an amount equal to (i) the sum (without duplication) at such time of (x) the aggregate amount available for drawing under the outstanding Letters of Credit, (y) the aggregate amount of unpaid drafts drawn on all Letters of Credit, and (z) the aggregate unpaid Reimbursement Obligations, multiplied by (ii) such Tranche A Lender’s Tranche A Applicable Percentage at such time

“Letter of Credit Documentation” has the meaning set forth in Section 2.14(a) hereof.

“Letter of Credit Fee” has the meaning set forth in Section 2.09(c) hereof.

“Letter of Credit Sublimit” means $20,000,000.

“LIBOR” means, with respect to the Interest Period applicable to any LIBOR Loan, a rate of interest per annum, as determined by the Administrative Agent, equal to the rate for deposits in Dollars for a period comparable to such Interest Period which appears on the Reuters Page LIBOR01 (or such other page as may replace LIBOR01 on the Reuters Monitor Money Rates Service for the purpose of displaying such rates or such other service as may be nominated by the British Bankers Association, for the purpose of displaying London interbank offered rates for U.S. dollar deposits) as of 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period.  If such rate does not appear on Reuters Page LIBOR01 (or such other replacement page), the LIBO Rate shall be the rate per annum (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) at which deposits in Dollars are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period to prime banks in the London interbank market for a period of one month commencing on the first day of such Interest Period in an amount comparable to the principal amount of such LIBOR Loan.  The Administrative Agent will request the principal London office of each such bank to provide a quotation of its rate.  If at least two such quotations are provided as requested, the rate for such Interest Period shall be the arithmetic mean of the quotations.  If fewer then two quotations are provided as requested, the rate for such Interest Period shall be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Administrative Agent, at approximately 11:00 a.m., New York City time, on the date that is two Business Days prior to the first day of such Interest Period for loans in Dollars to leading European banks for a period of one month commencing on the first day of such Interest Period in an amount comparable to such LIBOR Loan.

“LIBOR Loan” means any Loan bearing interest at the LIBOR Rate.

“LIBOR Rate” means the Adjusted LIBOR Rate plus the Applicable Margin.

“Lien” means, with respect to any asset, any interest in property securing an obligation owed to, or a claim by, any person other than the owner of the property, whether such interest shall be based on common law, maritime law, statute, contract or conveyance and including, but not limited to, the security interest lien arising from any pledge, mortgage, chattel mortgage, charge, encumbrance, conditional sale or trust receipt, or from a charter, consignment or bailment for security purposes and any tax lien, mechanic’s lien, materialman’s lien, workman’s lien, repairman’s lien, any financing statement or other similar charge or encumbrance.

“Loan Accounts” means one or more loan accounts maintained by the Administrative Agent for Borrower in the ordinary course of business, including, without limitation, any loan account in respect of any Facility, and each, a “Loan Account.”

“Loan Documents” means, collectively, this Agreement, the Notes, the Borrower Mortgage, the K-Sea LLC Mortgage, the Interisland I Mortgage, the Interisland II Mortgage, the Interisland III Mortgage, the Tow Boat Mortgage, the Diving Mortgage, the Smith/Diving Mortgage Assumption, the Smith/Interisland Mortgage Assumption, the Smith/Tow Boat Mortgage Assumption, the K-Sea Hawaii Mortgage Assumption, the Parent Guaranty, each Subsidiary Guaranty, the Assignments and all consents given with respect to any of the foregoing.

“Loan Request” means a request by Borrower for a Loan in accordance with Section 2.04 hereof.

“Loans” means, collectively, the Tranche A Loans and the Tranche B Loans.

“Maintenance CAPEX” means all Capital Expenditures made for the purpose of maintaining (and not increasing) the operating capacity of the Pool Vessels during the twelve (12) calendar months immediately preceding any date of determination thereof.

“Managing Person” means, with respect to any Person that is (a) a corporation, its board of directors, (b) a limited liability company, its board of control, managing member or members, (c) a limited partnership, its general partner, (d) a general partnership or a limited liability partnership, its managing partner or executive committee or (e) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Material Adverse Effect” means a material adverse effect on (a) the Collateral, (b) the property, business, operations, financial condition, liabilities or capitalization of K-Sea and its consolidated Affiliates, including, without limitation, Borrower and each Guarantor, taken as a whole, (c) the ability of Borrower to perform any of its obligations under this Agreement (including the timely payment of all amounts due hereunder), (d) the rights of or benefits available to the Administrative Agent, Collateral Trustee and the Lenders under this Agreement, or (e) the validity or enforceability of this Agreement.

“Material Indebtedness” means (i) Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of K-Sea, Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000.00 and (ii) the Bridge Loan and any other Indebtedness from time to time outstanding under the Bridge Loan Agreement.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of K-Sea, Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that K-Sea, Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the Tranche A Maturity Date or the Tranche B Maturity Date, as the case may be.

“Maximum Rate” has the meaning set forth in Section 10.16 hereof.

“Minimum Loan Amount” means, with respect to any LIBOR Loan, a minimum amount of Five Hundred Thousand Dollars ($500,000.00), with additional amounts in increments of One Hundred Thousand Dollars ($100,000.00) and, with respect to any Base Rate Loan, a minimum amount of One Hundred Thousand Dollars ($100,000.00) with additional amounts in increments of One Hundred Thousand Dollars ($100,000.00).

“Mortgage” means, collectively, (i) the Borrower Mortgage, (ii) the K-Sea LLC Mortgage, (iii) the Interisland I Mortgage, (iv) the Interisland II Mortgage, (v) the Interisland III Mortgage, (vi) the Tow Boat Mortgage and (vii) the Diving Mortgage, as the Interisland I Mortgage, the Interisland II Mortgage, the Interisland III Mortgage, the Tow Boat Mortgage and the Diving Mortgage shall be assumed in connection with the Phase Two Transactions and as each may be amended, modified or supplemented from time to time and from which Pool Vessels may be added or released from time to time.

“Mortgage Assumptions” means, collectively, K-Sea Hawaii Mortgage Assumption, the K-Sea LLC Mortgage Assumption, the Smith/Interisland Mortgage Assumption, the Smith/Tow Boat Mortgage Assumption and the Smith/Diving Mortgage Assumption.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” has the meaning set forth in Section 7.14 hereof.

“Net Proceeds” means, with respect to:

(a)                                  any Asset Disposition by any Person, or any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) the sum of: (i) reasonable and customary brokerage commissions, investment banking fees, underwriting fees and discounts, legal fees, accounting fees, finder’s fees and other similar out-of-pocket costs, (ii) the amount of taxes paid or payable in connection with or as a result of such transaction and (iii) with respect to any asset, the amount of any Indebtedness secured by a Lien on such asset that, by the terms of such transaction, is repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Credit Party or any Affiliate of any Credit Party and are properly attributable to such transaction or to the asset that is the subject thereof; and

(b)                                 with respect to any Prepayment/Reduction Event, the aggregate amount of  cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) in respect of such Prepayment/Reduction Event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, after deducting therefrom only (without duplication) the sum of (A) all reasonable and customary brokerage commissions, investment banking fees, underwriting fees and discounts, legal fees, accounting fees, finder’s fees and other similar out-of-pocket costs paid by Borrower or any Subsidiary Guarantor to third parties in connection with such Prepayment/Reduction Event, (B) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction), the amount of any Indebtedness secured by a Lien on such asset that, by the terms of such transaction, is repaid upon such disposition and (C) the amount of all taxes paid (or reasonably estimated to be payable) by Borrower and the Subsidiary Guarantors, and the amount of any reserves established by Borrower and the Subsidiary Guarantors to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of Borrower), in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Credit Party or any Affiliate of any Credit Party and are properly attributable to such transaction or to the asset that is the subject thereof.

“Non-Qualified Pool Vessel” means any Pool Vessel that is (i) a vessel required to be phased out at any time by OPA 90, (ii) not qualified or documented with endorsement for the United States coastwise trade, or (iii) a vessel which is part of an incomplete two-vessel operating unit (comprised of a specific tug-barge combination).

“Notes” means collectively the Notes evidencing Loans under the Facilities as described in Section 2.07(f) hereof.

“Obligation Currency” has the meaning set forth in Section 10.18 hereof.

“Obligations” means (a) the due and punctual payment of (i) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans or the Letter of Credit Exposure, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower or any other Credit Party to the Administrative Agent, the Lenders or the L/C Issuer, or that are otherwise payable to the Administrative Agent, the Lenders or the L/C Issuer, under this Agreement and the other Loan Documents and (iii) all obligations of Borrower, monetary or otherwise, under each Hedging Agreement entered into with any Lender (or any Affiliate thereof) as a counterparty and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower or any other Credit Party under or pursuant to this Agreement and the other Loan Documents.  This term includes all principal, interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under this Agreement or any of the other Loan Documents.

“OPA 90” means the Oil Pollution Act of 1990, P.L. 101-380, 104 Stat. 484 et seq., as amended from time to time.

“Organizational Documents” means as to any Person which is (a) a corporation, the certificate or articles of incorporation and by-laws of such Person, (b) a limited liability company, the limited liability company agreement or similar agreement of such Person, (c) a partnership, the partnership agreement or similar agreement of such Person, or (d) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent Guaranty” means that certain guaranty, dated as of March 24, 2005, executed by K-Sea in favor of Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Participant” has the meaning set forth in Section 10.07(e) hereof.

“Patriot Act” has the meaning set forth in Section 10.19 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase, holding or acquisition of (including pursuant to any merger) any capital stock or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, or the purchase or acquisition of (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, provided that, (i) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (ii) such Person or business unit, as the case may be, is in substantially the same business as Borrower and (iii) Borrower shall have complied with the provisions of Section 6.18 with respect to such Person.

“Permitted Bridge Loan Liens” means Liens on (i) the Pool Vessels that are subordinated to the Liens in favor of the Collateral Trustee pursuant to the terms of the Bridge Loan Intercreditor Agreement and (ii) other vessels of Borrower and its subsidiaries, in each case  securing (x) the Bridge Loan and (y) any extensions, renewals or replacements of the Tranche B Loans that do not increase the outstanding principal amount thereof.

“Permitted Liens” means:

(a)                                  Liens imposed by law for taxes or under ERISA in respect of contingent liabilities thereunder that are not yet due;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, including, but not limited to, liens for current wages of the crew of any Pool Vessel, including the master of such Pool Vessel, for current wages of stevedores when employed directly by such Pool Vessel or for general average or salvage, including contract salvage or liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days and in each such case such liens are subordinate to the Lien of the Mortgage;

(c)                                  Liens arising out of bareboat charters of Pool Vessels to K-Sea Transportation Inc. or any other Subsidiary Guarantor covering the Pool Vessels described on Schedule 4.14; and

(d)                                 Liens arising out of time charters, voyage charters or contracts of affreightment with unrelated third parties in respect of a Pool Vessel;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness; and, provided, further, that the aggregate amount of Permitted Liens outstanding on all Pool Vessels at any one time shall not exceed $5,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase Two Pool Vessels” means, collectively, those vessels identified on Schedule 1.01C hereto.

“Phase Two Transactions” means, collectively, (i) the conversion effective as of the Effective Date of each of Interisland, Tow Boat and Diving from a Hawaii corporation into a Hawaii limited liability company, (ii) the capital contribution, effective as of the Effective Date, by Interisland of the K-Sea LLC Phase Two Pool Vessels to K-Sea LLC, (iii) the capital contribution, effective as of the Effective Date, by Interisland of the K-Sea Hawaii Phase Two Pool Vessels to K-Sea Hawaii, (iv) the capital contribution, effective as of the Effective Date, by

Interisland of the Smith Maritime Phase Two Pool Vessels owned by Interisland to Smith Maritime, (v) the capital contribution, effective as of the Effective Date, by Tow Boat of the Tow Boat Pool Vessels to Smith Maritime, (vi) the capital contribution, effective as of the Effective Date, by Diving of the Diving Pool Vessel to Smith Maritime, (vii) the filing (complete except for evidence from each relevant Governmental Authority of the conversion of Interisland from a Hawaii corporation into a Hawaii limited liability company) for registration of each of the K-Sea LLC Phase Two Pool Vessels in the name of K-Sea LLC, (viii) the filing (complete except for evidence from each relevant Governmental Authority of the conversion of Interisland from a Hawaii corporation into a Hawaii limited liability company) for registration of each of the K-Sea Hawaii Phase Two Pool Vessels in the name of K-Sea Hawaii, (ix) the filing (complete except for evidence from each relevant Governmental Authority of the conversion of each of Interisland, Tow Boat and Diving from Hawaii corporations into Hawaii limited liability companies) for registration of each of the Smith Maritime Phase Two Pool Vessels in the name of Smith Maritime (x) the assumption by K-Sea LLC, effective on the date evidence of such conversion has been received by the Credit Parties from each relevant Governmental Authority, of the obligations and liabilities of Interisland under the Interisland I Mortgage pursuant to the terms of the K-Sea LLC Mortgage Assumption, (xi) the assumption by K-Sea Hawaii, effective on the date evidence of such conversion has been received by the Credit Parties from each relevant Governmental Authority, of the obligations and liabilities of Interisland under the Interisland II Mortgage pursuant to the K-Sea Hawaii Mortgage Assumption, (xii) the assumption by Smith Maritime, effective on the date evidence of such conversion has been received by the Credit Parties from each relevant Governmental Authority, of the obligations and liabilities of (A) Interisland under the Interisland III Mortgage pursuant to the Smith/Interisland Mortgage Assumption, (B) Tow Boat under the Tow Boat Mortgage pursuant to the Smith/Tow Boat Mortgage Assumption and (C) Diving under the Diving Mortgage pursuant to the Smith/Diving Mortgage Assumption and (xiii) the filing with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia, on the date evidence of such conversion has been received by the Credit Parties from each relevant Governmental Authority, of each of the K-Sea LLC Mortgage Assumption, the K-Sea Hawaii Mortgage Assumption, the Smith/Interisland Mortgage Assumption, the Smith/Tow Boat Mortgage Assumption and the Smith/Diving Mortgage Assumption.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pool Vessels” means, collectively, those vessels identified on Schedule 1.01A hereto as of the Effective Date after giving effect to the Phase Two Transactions, together with any vessels hereafter added to the Pool Vessels pursuant to Section 3.02 or Section 3.03 hereof.

“Prepayment/Reduction Event” means:

(a)           the disposition of any or all of the fixed assets of Borrower or any Subsidiary Guarantor not included in the Collateral whether by sale, lease, transfer or otherwise

(but excluding damage, destruction, loss or condemnation); provided, however, prior to the occurrence of an Event of Default, none of the following shall be deemed to be a “Prepayment/Reduction Event”: (i) any sale, lease, transfer or other disposition of (A) inventory in the ordinary course of business; (B) obsolete or worn out equipment; (C) traded-in equipment, (D) assets by Borrower to a Subsidiary Guarantor or by a Subsidiary Guarantor to Borrower or another Subsidiary Guarantor; or (E) transfers permitted under Section 7.07 or Section 7.08 hereof; and (ii) charters or other employment contracts of vessels not otherwise prohibited hereby;

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Borrower or any Subsidiary Guarantor not included in the Collateral and not encumbered by a ship mortgage, other than casualties, insured damage or takings resulting in aggregate Net Proceeds not exceeding $1,000,000 during any fiscal year;

(c)           any Equity Issuance (including, without limitation, the Qualified Equity Issuance); and

(d)           the incurrence by any Borrower or any of the Subsidiaries of any Indebtedness other than Indebtedness described in clause (i), (ii), (iii), (v), (vi) or (vii) of Section 7.12 hereof.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by KeyBank National Association as its prime commercial lending rate; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be lowest rate of interest charged by KeyBank National Association in connection with extensions of credit to borrowers.

“Proceeds shall have the meaning assigned to it in the UCC and, in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity or warranty payable to Lenders, from time to time with respect to the Pool Vessels or other Collateral; (ii) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any sale, requisition, confiscation, condemnation, seizure or forfeiture of all and any part of the Pool Vessels by any governmental body, authority, bureau or agency of any other Person (whether or not acting under color of governmental body); and (iii) accounts arising out of, any charter or chattel paper evidencing, any lease, contract for use or lease of, any and all other rents, hire or profits or other amounts from time to time paid or payable to Lenders in connection with, the Pool Vessels.

“Prohibited Jurisdiction” means any country or jurisdiction, from time to time, (a) that is subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by the Office of Foreign Assets Control of the United States Treasury Department, or (b) in which, or for which, any Lender, which is a Lender on the Effective Date, is otherwise prohibited or restricted, under laws, regulations, sanctions or restrictions applicable to it or its business, from extending credit, transferring property or assets, engaging in or facilitating trade or other economic activity, or otherwise doing business.

“Prohibited Person” means any Person appearing on the Specially Designated Nationals List compiled and disseminated by the Office of Foreign Assets Control of the United States Treasury Department, as the same may be amended from time to time.

“Proposed Increased Commitment” has the meaning assigned to such term in Section 2.17 hereof.

“Qualified Equity Issuance” means an underwritten public offering of Capital Stock of K-Sea that generates Net Proceeds in cash to K-Sea of not less than $150,000,000, which proceeds will be contributed to Borrower on terms and conditions reasonably satisfactory to the Administrative Agent to be applied to the repayment in full of the Bridge Loan and the Tranche B Loans.

“Qualified Pool Vessels” means Pool Vessels that are documented, coastwise eligible tugs, AT/Bs and double-hulled barges and are acceptable in age, construction, condition and trade employment to the Administrative Agent; provided that during the period from the Effective Date to the second Anniversary Date, “Qualified Pool Vessels” may also include single-hulled barges having a Fair Market Value not in excess of five percent (5%) of the aggregate Fair Market Value of all Pool Vessels.

“Register” has the meaning assigned to such term in Section 10.07(c) hereof.

“Reimbursement Obligation” means, collectively, the obligation of Borrower to the L/C Issuer with respect to each Letter of Credit and all documents, instruments and other agreements related thereto, including the obligation of Borrower to reimburse the L/C Issuer for amounts drawn under such Letter of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing a percentage equal to or greater than fifty-one percent (51%) (or in the case, at any time, that the number of Lenders equals two or less, then one hundred percent (100%)) of the sum of the total Revolving Credit Exposure and unused Commitments at such time.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum as of such time of (i) such Lender’s Tranche A Credit Exposure plus (ii) such Lender’s Tranche B Credit Exposure.

“Scheduled Principal Payments” means, with respect to any Person as of any date, all scheduled payments of principal on Indebtedness paid by such Person during the twelve (12) calendar month period immediately preceding such date; provided that any Indebtedness repaid in full or in part from proceeds of Loans shall be excluded (entirely, in the case of Indebtedness repaid in full and partially to the extent of such repayment, in the case of Indebtedness repaid in part) in the determination of Scheduled Principal Payments.

“Second-Priority Lien” means (i) the Permitted Bridge Loan Liens on the Pool Vessels that are subordinated to the Liens in favor of the Collateral Trustee pursuant to the terms of the Bridge Loan Intercreditor Agreement and (ii) other Liens (other than Liens securing the Obligations) that are subordinated to the Liens securing the Obligations pursuant to, and otherwise subject to the terms of, any other intercreditor agreement.

“Secured Nonrecourse Obligations” means (i) secured obligations of Borrower taken on a consolidated basis where recourse of the payee of such obligations is expressly limited to an assigned lease or loan receivable and the property related thereto, (ii) debt of Single Transaction Subsidiaries, or (iii) liabilities of Borrower taken on a consolidated basis to any manufacturer of leased equipment where such liabilities are payable solely out of revenues derived from the leasing or sale of such equipment; excluding, however, nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP.

“Sirius Acquisition Agreement” means the Agreement and Plan of Merger dated as of June 25, 2007 among K-Sea LLC,
K-Sea, Sirius Maritime, LLC, RCD Maritime Enterprises, LLC, a Washington limited liability company, Smith Maritime, LLC, a Washington limited liability company, WS Maritime Pacific, LLC, a Washington limited liability company, and the other Persons party thereto, as amended prior to the Effective Date.

“Sirius Maritime, LLC” means Sirius Maritime, LLC, a Washington limited liability company.

“Sirius Seller” means, collectively, RCD Maritime Enterprises, LLC, a Washington limited liability company, Smith Maritime, LLC, a Washington limited liability company, WS Maritime Pacific, LLC, a Washington limited liability company.

“Smith Acquisition Agreement” means the Agreement and Plan of Merger dated as of June 25, 2007 among Smith Maritime, K-Sea, Smith Maritime, Ltd., a Hawaii corporation, Go Big Chartering, LLC, a Washington limited liability company, Gordon L.K. Smith, individually and as trustee for The Gordon L.K. Smith Trust, Barbara Smith, as trustee for the Barbara Smith SML Trust and 235LX, LLC, a Washington limited liability company, as amended prior to the Effective Date.

“Smith/Diving Mortgage Assumption” means the Mortgage Assumption by Smith Maritime, the Collateral Trustee and Diving with respect to the Diving Mortgage and the Diving Pool Vessel.

“Smith/Interisland Mortgage Assumption” means the Mortgage Assumption by Smith Maritime, the Collateral Trustee and Interisland with respect to the Interisland III Mortgage and the Smith Maritime Phase Two Pool Vessels owned by Interisland.

“Smith Maritime” means Smith Maritime LLC, a Delaware limited liability company, formerly known as “K-Sea Acquisition 1 LLC” and a wholly-owned Subsidiary of Borrower.

“Smith/Sirius Acquisition” means, collectively, (i) the merger of Smith Maritime, Ltd., a Hawaii corporation and Go Big Chartering, LLC, a Washington limited liability company, into

Smith Maritime, with Smith Maritime being the surviving entity of such mergers, pursuant to the terms of the Smith Acquisition Agreement and (ii) the merger of Sirius Maritime, LLC into K-Sea LLC, with K-Sea LLC being the surviving entity of such merger, pursuant to the terms of the Sirius Acquisition Agreement, and related transactions.

“Smith/Sirius Acquisition Documents” means the Smith/Sirius Acquisition Agreement and the instruments, agreements and documents executed and delivered in connection therewith.

“Smith/Sirius Acquisition Transactions” means, collectively, (i) the Smith/Sirius Acquisition, (ii) the payment of approximately $49,750,000 to the Sirius Seller, (iii) the payment by K-Sea LLC of approximately $117,700,000 to the Smith Seller, (iv) the assumption and/or repayment of certain Smith Seller or Sirius Seller Indebtedness and the issuance to the Smith/Sirius Sellers by K-Sea of 250,000 units and (v) the contribution by the Sirius/Smith Seller and/or certain of their Affiliates and/certain Subsidiaries of Borrower of certain vessels to K-Sea LLC, Smith Maritime or K-Sea Hawaii.

“Smith Maritime Phase Two Pool Vessels” means those vessels identified as owned by Smith Maritime (after giving effect to the consummation of the Phase Two Transactions) on Schedule 1.01C.

“Smith Maritime Pool Vessels” means those vessels identified as owned by Smith Maritime on Schedule 1.01A.

“Smith/Sirius Acquisition Agreement” means, collectively, the Sirius Acquisition Agreement and the Smith Acquisition Agreement.

“Smith Seller” means, collectively, Gordon L.K. Smith, individually and as trustee for The Gordon L.K. Smith Trust, Barbara Smith, as trustee for the Barbara Smith SML Trust and 235LX, LLC, a Washington limited liability company.

“Smith/Sirius Seller” means, collectively, the Sirius Seller and the Smith Seller.

“Smith/Tow Boat Mortgage Assumption” means the Mortgage Assumption by Smith Maritime, the Collateral Trustee and Tow Boat with respect to the Tow Boat Mortgage and the Tow Boat Pool Vessels.

“Standby Letter of Credit” shall have the meaning ascribed thereto in Section 2.02(e) hereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means all Indebtedness which is subordinated to the Obligations by its terms or pursuant to a subordination agreement, in each case, reasonably acceptable to the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “Parent”) at any date, any other Person the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the Parent, or (b) the financial statements of which shall be (or should be) consolidated with the financial statements of such Person in accordance with GAAP.

“Subsidiary Guarantor” means any Subsidiary that executes and delivers a Subsidiary Guaranty; provided, however, “Subsidiary Guarantor” shall exclude the Excluded Subsidiaries.

“Subsidiary Guaranty” means any guaranty executed by any Subsidiary of Borrower in favor of Lenders pursuant to Section 6.18 hereof.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Funded Debt” means, as of any date, all Indebtedness of K-Sea and its consolidated Affiliates, including, without limitation, Borrower and any Guarantor, on a consolidated basis, of the kinds and types (without duplication) described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (j) (excluding obligations in respect of letters of credit issued as credit support of obligations for borrowed money of Borrower or any Guarantor included in the determination of Total Funded Debt) and (k) of the definition of Indebtedness.

“Total Funded Debt to EBITDA Ratio” means, at any date of determination, the ratio of Total Funded Debt divided by EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided that, for any such determination, EBITDA shall be adjusted (i) to include, for the relevant four fiscal quarter period, pro forma EBITDA in an amount reasonably acceptable to the Administrative Agent respecting any vessel or business acquisition for which debt is incurred and included in Total Funded Debt and (ii) to exclude, for the relevant four fiscal quarter period, pro forma EBITDA in an amount reasonably acceptable to the Administrative Agent respecting any vessel or business disposition.

“Tow Boat” means Tow Boat Services & Management, Inc., a Hawaii corporation and a wholly-owned subsidiary of Smith Maritime.

“Tow Boat Mortgage” means the Preferred Fleet Mortgage granted by Tow Boat to the Collateral Trustee over the whole of the Tow Boat Pool Vessels, as the same may be amended, modified or supplemented from time to time.

“Tow Boat Pool Vessels” means the vessels identified as owned by Tow Boat (before giving effect to the Phase Two Transactions) on Schedule 1.01C.

“Tranche A Applicable Percentage” means, with respect to any Tranche A Lender, the percentage of the total Tranche A Commitments represented by such Tranche A Lender’s Tranche A Commitment.

“Tranche A Availability Period” means the period from and including the Effective Date to, but excluding, the earlier of the Tranche A Maturity Date and the date of termination of the Tranche A Commitments.

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make Tranche A Loans hereunder, expressed as an amount representing one hundred percent (100%) of the maximum aggregate amount of such Tranche A Lender’s Tranche A Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 hereof, (b) increased from time to time pursuant to Section 2.17 hereof and (c) reduced or increased from time to time pursuant to assignments by or to such Tranche A Lender pursuant to Section 10.07 hereof.  The initial amount of each Tranche A Lender’s Tranche A Commitment is set forth (x) on Schedule 2.01 or (y) in the Assignment and Acceptance pursuant to which such Tranche A Lender shall have assumed its Tranche A Commitment, as applicable.

“Tranche A Commitment Fee” has the meaning set forth in Section 2.09(a).

“Tranche A Credit Exposure” means, with respect to any Tranche A Lender at any time, the sum as of such time of (i) the outstanding principal balance of such Tranche A Lender’s Tranche A Loans, plus (ii) such Tranche A Lender’s Letter of Credit Exposure.

“Tranche A Facility” means the revolving facility in the aggregate amount outstanding at any time not to exceed the Tranche A Maximum Amount with a sublimit for Letters of Credit in the amount of Twenty Million Dollars ($20,000,000.00), as described in Section 2.02(c) hereof.

“Tranche A Lenders” means the Persons listed on Schedule 2.01 as having a “Tranche A Commitment” and any other Person that shall have become a party hereto as a Tranche A Lender pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto as a Tranche A Lender pursuant to an Assignment and Acceptance.

“Tranche A Loans” has the meaning assigned to such term in Section 2.02(c) hereof and includes, without limitation, all amounts debited to reimburse the L/C Issuer for drawdowns against a Letter of Credit and related expenses provided at the request of Borrower pursuant to Section 2.14 hereof.

“Tranche A Maturity Date” means August 14, 2014.

“Tranche A Maximum Amount” means, with respect to the Tranche A Facility, One Hundred Seventy-five Million Dollars ($175,000,000.00), as such amount may be increased in the aggregate in accordance with Section 2.17 hereof or decreased in the aggregate in accordance with Section 2.06.

“Tranche B Applicable Percentage” means, with respect to any Tranche B Lender, the percentage of the total Tranche B Commitments represented by such Tranche B Lender’s Tranche B Commitment.

“Tranche B Availability Period” means the period from and including the Effective Date to, but excluding, the earlier of the Tranche B Maturity Date and the date of termination of the Tranche B Commitments.

“Tranche B Commitment” means, with respect to each Tranche B Lender, the commitment of such Tranche B Lender to make Tranche B Loans hereunder, expressed as an amount representing one hundred percent (100%) of the maximum aggregate amount of such Tranche B Lender’s Tranche B Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 or 2.08 hereof, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07 hereof.  The initial amount of each Tranche B Lender’s Commitment is set forth (x) on Schedule 2.01 or (y) in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche B Commitment, as applicable.

“Tranche B Commitment Fee” has the meaning set forth in Section 2.09(b).

“Tranche B Credit Exposure” means, with respect to any Tranche B Lender at any time, the outstanding principal balance of such Tranche B Lender’s Tranche B Loans.

“Tranche B Facility” means the revolving facility in the aggregate amount outstanding at any time not to exceed $45,000,000, as described in Section 2.02(d) hereof.

“Tranche B Lenders” means the Persons listed on Schedule 2.01 as having a “Tranche B Commitment” and any other Person that shall have become a party hereto as a Tranche B Lender pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto as a Tranche B Lender pursuant to an Assignment and Acceptance.

“Tranche B Loans” has the meaning assigned to such term in Section 2.02(d) hereof.

“Tranche B Maturity Date” means August 12, 2008.

“Tranche B Maximum Amount” means, with respect to the Tranche B Facility, Forty-five Million Dollars ($45,000,000.00), as such amount may be decreased in the aggregate in accordance with Section 2.06 or 2.08 hereof.

“Transactions” means the execution, delivery and performance by Borrower and Guarantors of this Agreement and the other Loan Documents, the making of Loans and the use of the Proceeds thereof.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently  in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason or mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to Administrative Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unreimbursed Amount” has the meaning set forth in Section 2.14(e) hereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02         Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Schedules and Annexes to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03         Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE LOANS

Section 2.01         Commitments.

(a)           Subject to the terms and conditions set forth herein, each Tranche A Lender agrees to make Tranche A Loans to Borrower from time to time during the Tranche A Availability Period in an aggregate principal amount that will not result in such Tranche A Lender’s Tranche A Credit Exposure exceeding such Tranche A Lender’s Tranche A Commitment.

(b)           Subject to the terms and conditions set forth herein, each Tranche B Lender agrees to make Tranche B Loans to Borrower from time to time during the Tranche B Availability Period in an aggregate principal amount that will not result in such Tranche B Lender’s Tranche B Credit Exposure exceeding such Tranche B Lender’s Tranche B Commitment.

(c)           Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Loans.

(d)           This Agreement shall be deemed to be a continuation of and an amendment and restatement of the terms of the Original Loan Agreement and the loans and other obligations outstanding under the Original Loan Agreement on the Effective Date.

Section 2.02         Loans.

(a)           Each Tranche A Loan shall be made by the Tranche A Lenders ratably in accordance with their respective Tranche A Commitments.  The failure of any Tranche A Lender to make any Tranche A Loan required to be made by it shall not relieve any other Tranche A Lender of its obligations hereunder; provided that the Tranche A Commitments of Tranche A Lenders are several and no Tranche A Lender shall be responsible for any other Tranche A Lender’s failure to make any Tranche A Loan as required.

(b)           Each Tranche B Loan shall be made by the Tranche B Lenders ratably in accordance with their respective Tranche B Commitments.  The failure of any Tranche B Lender to make any Tranche B Loan required to be made by it shall not relieve any other Tranche B Lender of its obligations hereunder; provided that the Tranche B Commitments of Tranche B

Lenders are several and no Tranche B Lender shall be responsible for any other Tranche B Lender’s failure to make any Tranche B Loan as required.

(c)           Subject to the terms and conditions contained herein and until the Tranche A Maturity Date, the Tranche A Lenders shall make loans to Borrower on a revolving basis in amounts requested by Borrower from time to time (the “Tranche A Loans” and each, a “Tranche A Loan”) in an aggregate amount outstanding at any time not to exceed the amount permitted by this Section 2.02.  Each Loan shall be in an aggregate principal amount of not less than the Minimum Loan Amount or an integral multiple of $100,000.00 in excess thereof.

(d)           Subject to the terms and conditions contained herein and until the Tranche B Maturity Date, the Tranche B Lenders shall make loans to Borrower on a revolving basis in amounts requested by Borrower from time to time (the “Tranche B Loans” and each, a “Tranche B Loan”) in an aggregate amount outstanding at any time not to exceed the amount permitted by this Section 2.02.  Each Loan shall be in an aggregate principal amount of not less than the Minimum Loan Amount or an integral multiple of $100,000.00 in excess thereof.

(e)           Subject to availability, Borrower may request the L/C Issuer to issue trade, commercial documentary letters of credit (each, a “Documentary Letter of Credit”) and standby letters of credit (“Standby Letters of Credit”, and each, a “Standby Letter of Credit”), in Dollars or any Alternative Currency, during the period from the Effective Date to the thirtieth Business Day prior to the Maturity Date; provided that immediately after giving effect to the issuance of each Letter of Credit (i) the Letter of Credit Exposure of all Tranche A Lenders would not exceed the Letter of Credit Sublimit and (ii) the Tranche A Credit Exposure of all Tranche A Lenders would not exceed the aggregate Tranche A Commitments of all Tranche A Lenders.

(f)            The sum of the aggregate principal amount of all Loans and the aggregate Letters of Credit Exposure shall at no time exceed the lesser of (i) the Maximum Amount and (ii) the Borrowing Base.  The Lenders shall have no obligation to make any Loan and the L/C Issuer shall have no obligation to issue any Letter of Credit if, after giving effect to the making of such Loan or the issuance of such Letter of Credit, the Revolving Credit Exposure would exceed the lesser of (i) the Maximum Amount and (ii) the Borrowing Base.

(g)           Notwithstanding any other provision of this Agreement, (i) Borrower shall not be entitled to request, or to elect to convert or continue, any (A) Tranche A Loan if the Interest Period requested with respect thereto would end after the Tranche A Maturity Date or (B) Tranche B Loan if the Interest Period requested with respect thereto would end after the Tranche B Maturity Date, and (ii) Borrower shall not be entitled to request the issuance of any Letter of Credit or any renewal thereof which would expire after the Tranche A Maturity Date or provides for a drawing thereunder after the Tranche A Maturity Date.

Section 2.03         Interest.

(a)           Base Rate Loans shall, in each case, bear interest at the Base Rate plus the Applicable Margin.

(b)           LIBOR Loans shall, in each case, bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such LIBOR Loan plus the Applicable Margin.

(c)           Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, all principal of each Loan and each fee and other amount then due and  payable by Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the Base Rate plus the Applicable Margin for Base Rate Loans.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.03 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such LIBOR Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate, Adjusted LIBOR Rate or LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly demonstrable error.

(f)            Each Loan initially shall be of the type specified in the applicable Loan Request and, in the case of a LIBOR Loan, shall have an initial Interest Period as specified in such Loan Request.  Thereafter, Borrower may elect to convert such Loan to a different type or to continue such Loan and, in the case of a LIBOR Loan, may elect Interest Periods therefor, all as provided in this Section 2.03.  Borrower may elect different options with respect to different portions of the affected Loan, in which case each such portion shall be allocated ratably among the Lenders.

(g)           To make an election pursuant to this Section 2.03, Borrower shall notify the Administrative Agent of such election by telephone by the time that a Loan Request would be required under Section 2.04 if Borrower were requesting a Loan of the type resulting from such election to be made on the effective date of such election.  Each such interest rate election made telephonically shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written interest rate election in a form approved by the Administrative Agent and signed by Borrower.

(h)           Each telephonic and written interest rate election shall specify (i) the Loan to which such interest rate election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loans (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Loan); (ii) the effective date of the election made pursuant to such interest rate election, which shall be a Business Day; (iii) whether the resulting Loan is to be a Base Rate Loan or a LIBOR Loan; and (iv) if the resulting Loan is a LIBOR Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.  If any such interest rate election requests a LIBOR Loan but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(i)            Promptly following receipt of an interest rate election, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Loan.

(j)            If Borrower fails to deliver a timely interest rate election with respect to any LIBOR Loan prior to the end of the Interest Period applicable thereto, then, unless such LIBOR Loan is repaid as provided herein at the end of such Interest Period, such LIBOR Loan shall be converted to a Base Rate Loan at the end of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Loan may be converted to or continued as a LIBOR Loan and (ii) unless repaid, each LIBOR Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

Section 2.04         Requests for Loans.

To request a Loan, Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of any Base Rate Loan, not later than 11:30 a.m., New York City time, on the same day of such proposed Loan, (b) in the case of any LIBOR Loan, not later than 11:30 a.m., New York City time, three (3) Business Days before the date of such proposed Loan.  Each such telephonic Loan Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Loan Request in the form attached hereto as Exhibit F and signed by Borrower.  Each such telephonic and written Loan Request shall specify the following information in compliance with Section 2.02 hereof:

(i)            the aggregate amount of the requested Loan;
(ii)           the date of such Loan, which shall be a Business Day;
(iii)          whether such Loan is to be a Base Rate Loan or a LIBOR Loan;
(iv)          whether such Loan is to be a Tranche A Loan or a Tranche B Loan;

(v)           the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 hereof;
(vi)          whether the proceeds of such Loan shall be used for (x) working capital purposes or (y) vessel acquisition or capacity expansion purposes.

If no election as to the type of Loan is specified, then the requested Loan shall be a Base Rate Loan.  If no Interest Period is specified with respect to any requested LIBOR Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Loan Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made in connection with such Loan Request.

Section 2.05         Funding of Loans.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of Borrower maintained with the Administrative Agent and designated by Borrower in the applicable Loan Request.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate that would be otherwise applicable to such Loan.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.

Section 2.06         Termination and Reduction of Commitments.

(a)           Unless previously terminated, the Tranche A Commitments shall terminate on the Tranche A Maturity Date.

(b)           Unless previously terminated, the Tranche B Commitments shall terminate on the Tranche B Maturity Date.

(c)           Borrower may at any time terminate, or from time to time reduce, the Tranche A Commitments, provided that Borrower shall not terminate or reduce the Tranche A Commitments if, after giving effect to any concurrent prepayment of the Tranche A Loans in accordance with Section 2.08, the sum of the Tranche A Credit Exposures would exceed the total Tranche A Commitments.

(d)           Borrower may at any time terminate, or from time to time reduce, the Tranche B Commitments, provided that Borrower shall not terminate or reduce the Tranche B Commitments if, after giving effect to any concurrent prepayment of the Tranche B Loans in accordance with Section 2.08, the sum of the Tranche B Credit Exposures would exceed the total Tranche B Commitments.

(e)           Each reduction of the Commitments hereunder shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(f)            Each reduction of any of the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.  Borrower shall notify the Administrative Agent of any election to terminate or reduce any of the Commitments under Section 2.06(c) or Section 2.06(d) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section 2.06 shall be irrevocable, provided that a notice of termination of any of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments hereunder shall be permanent.

Section 2.07         Repayment of Loans; Evidence of Debt.

(a)           Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Tranche A Lender the then unpaid principal amount of each Tranche A Loan on the Tranche A Maturity Date.

(b)           Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Tranche B Lender the then unpaid principal amount of each Tranche B Loan on the Tranche B Maturity Date.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, whether such Loan is a Tranche A Loan or a Tranche B Loan, whether such Loan is a Base Rate Loan or a LIBOR Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)           The entries made in the accounts maintained pursuant to Section 2.07(c) or 2.07(d) be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans and other Obligations in accordance with the terms of this Agreement.

(f)            The Loans made by any Lender may, upon request of such Lender, be evidenced by a Note in the form attached hereto as Exhibit A-1, in the case of Tranche A Loans, and by a Note in the form attached hereto as Exhibit A-2, in the case of Tranche B Loans.  In such event, Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form as attached hereto as Exhibit A-1 or A-2, as the case may be, and otherwise in form and substance acceptable such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.07 hereof) be represented by one or more Notes in such form payable to the order of the payee named therein.  Each such Lender may enter Loans and repayment made on any Note; provided, however, that failure to do so shall not affect Borrower’s obligations to repay all Loans made.

(g)           Together with any repayment of Loans, Borrower shall advise the Administrative Agent of the amount of such repayment (if any) to be allocated to Loans the proceeds of which were used for working capital purposes by Borrower.

Section 2.08         Prepayment of Loans.

(a)           Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to the requirements of this Agreement, including, without limitation, Section 2.11.

(b)           If as of any date the aggregate Tranche A Credit Exposure of all Tranche A Lenders as of such date exceeds the aggregate Tranche A Commitments, then in such event Borrower shall immediately prepay the Tranche A Loans by an amount necessary to eliminate any such excess (or if the Tranche A Loans have been paid in full and the Letter of Credit Exposure of all Tranche A Lenders is greater than zero, deposit into the Cash Collateral Account an amount equal to 105% of such excess).

(c)           If as of any date the aggregate Tranche B Credit Exposure of all Tranche B Lenders as of such date exceeds the aggregate Tranche B Commitments, then in such event Borrower shall immediately prepay the Tranche B Loans by an amount necessary to eliminate any such excess.

(d)           If as of any date the aggregate Revolving Credit Exposure of all Lenders as of such date exceeds the Borrowing Base, then in such event Borrower shall immediately prepay the Loans by an amount necessary to eliminate any such excess (or if the Loans have been paid in full and the Letter of Credit Exposure of all Lenders is greater than zero, deposit into the Cash Collateral Account an amount equal to 105% of such excess).

(e)           Within fifteen (15) days after receipt by any Credit Party of Net Proceeds from any Asset Disposition (other than Extraordinary Receipts the disposition of which shall be governed by the terms of Section 2.08(f)), Borrower shall prepay first the then outstanding Tranche B Loans until the Tranche B Loans shall have been paid in full (and the Tranche B Commitments shall be reduced in the amount of such prepayment), and second the then outstanding Tranche A Loans, in an amount equal to the lesser of (i) one-hundred percent (100%) of such Net Proceeds and (ii) the Fair Market Value of the Pool Vessel which is the subject of such Asset Disposition (provided that after the occurrence of an Event of Default, Borrower shall prepay the then outstanding Loans in an amount equal to one-hundred percent (100%) of such Net Proceeds); provided that so long as (A) the Tranche B Commitments shall have been terminated and the Bridge Loan and the Tranche B Loans shall have been paid in full and (B) no Event of Default shall exist, no prepayment of the then outstanding Loans will be required under this Section 2.08(e) with respect to Net Proceeds from Asset Dispositions, not exceeding $5,000,000 in any Fiscal Year, to the extent that such Net Proceeds are reinvested (or are committed, pursuant to a binding written commitment, to be reinvested) in new or used vessels within twelve (12) months after receipt thereof; provided, further, however, Borrower shall prepay the then outstanding Loans (to be applied as set forth above) in an amount equal to (x) all Net Proceeds from Asset Dispositions received in any Fiscal Year in excess of $5,000,000, plus, without duplication, (y) all Net Proceeds not so reinvested (or committed to be reinvested) within twelve (12) months after receipt thereof (which amounts shall be repaid not later than the date that is twelve (12) months after the date of receipt thereof).

(f)            Within fifteen (15) days after receipt of Net Proceeds by any Credit Party from any Extraordinary Receipt received by or paid to or for the account of any Credit Party and not otherwise included in Section 2.08(e), Borrower shall prepay first the then outstanding Tranche B Loans until the Tranche B Loans shall have been paid in full (and the Tranche B Commitments shall be reduced in the amount of such prepayment), and second the then outstanding Tranche A Loans in an amount equal to the lesser of (i) one-hundred percent (100%) of such Net Proceeds and (ii) the Fair Market Value of the Pool Vessel which is the subject of such Extraordinary Receipt (provided that after the occurrence of an Event of Default, Borrower shall prepay the then outstanding Loans (to be applied as set forth above) in an amount equal to one-hundred percent (100%) of such Net Proceeds).

(g)           In the event and on each occasion that any Net Proceeds are received by or on behalf of Borrower or any Subsidiary Guarantor in respect of any Prepayment/Reduction Event (other than (x) Net Proceeds from any Asset Disposition, the disposition of which shall be governed by the terms of Section 2.08(e) and (y) Extraordinary Receipts the disposition of which shall be governed by the terms of Section 2.08(f)), then, immediately after such Net Proceeds are received and in any event within five (5) Business Days thereof, Borrower shall prepay (provided that the Bridge Loans shall have been paid in full) the Tranche B Loans (and the Tranche B Commitments shall be reduced in the amount of such prepayment) in an amount equal to such Net Proceeds; provided, however, with respect to Net Proceeds received in respect of a

Prepayment/Reduction Event described in clause (b) of the definition thereof (other than Extraordinary Receipts the disposition of which shall be governed by Section 2.08(e)), so long as no Event of Default shall exist, no prepayment of the then outstanding Tranche B Loans will be required under this Section 2.08(g) with respect to such Net Proceeds, to the extent that such Net Proceeds are reinvested (or are committed, pursuant to a binding written commitment, to be reinvested) in new or used vessels (or such other property or assets the subject of such casualty or other insured damage) within twelve (12) months after receipt thereof; provided, further, however, Borrower shall prepay the then outstanding Tranche B Loans in an amount equal to all such Net Proceeds not so reinvested (or committed to be reinvested) within twelve (12) months after receipt thereof (which amounts shall be repaid not later than the date that is twelve (12) months after the date of receipt thereof).

(h)           In the event of any partial reduction or termination of the Tranche A Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify Borrower and the Tranche A Lenders of the sum of the Tranche A Credit Exposures after giving effect thereto and (ii) if such sum would exceed the total Tranche A Commitments after giving effect to such reduction or termination, then Borrower shall, on the date of such reduction or termination, prepay the Tranche A Loans in an amount sufficient to eliminate such excess; provided that if on the date of such a reduction of the Tranche A Commitments, the aggregate Tranche A Credit Exposure of all of the Tranche A Lenders exceeds the aggregate Tranche A Commitments of all of the Tranche A Lenders after giving effect to such reduction and, if the Tranche A Loans have been paid in full and the Letter of Credit Exposure of all Tranche A Lenders is greater than zero, Borrower shall deposit into the Cash Collateral Account an amount in cash which would cause the balance on deposit in the Cash Collateral Account to equal the sum of the Letter of Credit Exposure of all Tranche Lenders.

(i)            In the event of any partial reduction or termination of the Tranche B Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify Borrower and the Tranche B Lenders of the sum of the Tranche B Credit Exposures after giving effect thereto and (ii) if such sum would exceed the total Tranche B Commitments after giving effect to such reduction or termination, then Borrower shall, on the date of such reduction or termination, prepay the Tranche B Loans in an amount sufficient to eliminate such excess.

(j)            Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of Base Rate Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid, provided that, if a notice of prepayment is given in connection with a conditional notice of termination of any of the Commitments as contemplated by Section 2.06(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(c).  Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each partial prepayment of any Loan shall be in an integral multiple of $100,000 and not less than $500,000.  Each prepayment shall be applied ratably to the Loans included in such prepayment notice.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.03.

(k)           The provisions of Section 2.07(g) shall apply to any prepayment made under this Section 2.08.

Section 2.09         Fees.

(a)           Borrower shall pay to the Administrative Agent, for the account of the Tranche A Lenders in accordance with each Tranche A Lender’s Tranche A Applicable Percentage, a commitment fee (the “Tranche A Commitment Fee”), during the period from the Effective Date through the Tranche A Maturity Date at a rate per annum equal to the Commitment Fee Margin on the average daily amount of the unused Tranche A Commitments of such Tranche A Lender.  The Tranche A Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such day to occur following the Effective Date, on the date of any reduction in the Tranche A Commitments (to the extent of such reduction) and on the Tranche A Maturity Date.

(b)           Borrower shall pay to the Administrative Agent, for the account of the Tranche B Lenders in accordance with each Tranche B Lender’s Tranche B Applicable Percentage, a commitment fee (the “Tranche B Commitment Fee”; and together with the Tranche A Commitment Fee, the “Commitment Fees”), during the period from the Effective Date through the Tranche B Maturity Date at a rate per annum equal to the Commitment Fee Margin on the average daily amount of the unused Tranche B Commitments of such Tranche B Lender.  The Tranche B Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such day to occur following the Effective Date, on the date of any reduction in the Tranche B Commitments (to the extent of such reduction) and on the Tranche B Maturity Date.

(c)           Borrower shall pay to the Administrative Agent, for the account of the Tranche A Lenders in accordance with each Tranche A Lender’s Tranche A Applicable Percentage, commissions (the “Letter of Credit Fees”) with respect to Letters of Credit for the period from and including the date of issuance of each Letter of Credit through the expiration date of such Letter of Credit, at a rate per annum equal to the LIBOR Margin, in each case on the average daily maximum amount available under any contingency to be drawn under such Letter of Credit.  The Letter of Credit Fees shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such day to occur following the Effective Date, and on the date that the Tranche A Commitments shall expire.  In addition to the Letter of Credit Fees, Borrower shall pay to the L/C Issuer, for its own account, the L/C Issuer’s standard fees and charges customarily charged to customers similar to Borrower with respect to any Letter of Credit.

(d)           Borrower shall pay to the L/C Issuer, for its own account, a fronting fee in respect of each Letter of Credit issued by the L/C Issuer hereunder (the “Fronting Fee”), computed at the rate of 0.125% per annum on the maximum daily amount available for drawing under such Letter of Credit.  Accrued Fronting Fees shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such day to occur following the Effective Date, and on the first day on or after the date that the Tranche A Commitments shall expire upon which no Letters of Credit remain outstanding.

(e)           Borrower shall pay to each Lender, the Administrative Agent, the Collateral Trustee and the L/C Issuer, for its own account, fees and other amounts payable in the amounts and at the times set forth in the letter agreement dated July 13, 2007 between K-Sea and KeyBank and as may otherwise be separately agreed upon between Borrower and such Person.

(f)            Fees and other amounts paid shall not be refundable under any circumstances.  All fees shall be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.10         Increased Costs; Illegality.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or
(ii)           impose on any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer or the London interbank market any other condition affecting this Agreement, any LIBOR Loans made by Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer or any participation therein, and the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any LIBOR Loan hereunder (or of maintaining its obligation to make any such Loan) or to increase the cost to such Person or to reduce the amount of any sum received or receivable by such Person hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.  Failure to demand compensation pursuant to this Section shall not constitute a waiver of such Person’s right to demand such compensation.

(b)           If any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Person’s capital or on the capital of such Person’s holding company, if any, as a consequence of this Agreement or the Loans made, Letters of Credit issued or commitments held available by such Person to a level below that which such Person or such Person’s holding company could have achieved but for such Change in Law (taking into consideration such Person’s policies and the policies of such Person’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer such additional amount or amounts as will compensate such Person or such Person’s holding company for any such reduction suffered.

(c)           A certificate of any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer calculating and setting forth the amount or amounts necessary to compensate such Person or its holding company, as the case may be, as specified in Section 2.10(a) or 2.10(b) shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Person right to demand such compensation; provided that Borrower shall not be required to compensate any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than nine months prior to the date that such Person notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Change in Law shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to Borrower and to the Administrative Agent:

(i)            such Lender may declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and Base Rate Loans will not thereafter (for such duration) be converted into LIBOR Loans), whereupon any request for a LIBOR Loan or to convert a Base Rate Loan to a LIBOR Loan or to continue a LIBOR Loan, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for a Base Rate Loan (or a request to continue a Base Rate Loan as such for an additional Interest Period or to convert a LIBOR Loan into a Base Rate Loan, as applicable), unless such declaration shall be subsequently withdrawn; and
(ii)           such Lender may require that all outstanding LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under clauses (i) or (ii) of this Section 2.10(e), all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans, as applicable.  For purposes of this Section 2.10(e), a notice to Borrower by any Lender shall be effective as to each LIBOR Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.11         Break Funding Payments.

In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any Loan Request or other notice delivered pursuant Section 2.03 or 2.04 (regardless of whether such notice may be revoked under Section 2.06(f) and is revoked in accordance therewith), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  If such Loan Request or other notice relates to a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would in good faith bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.11 shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.12         Taxes.

(a)           Any and all payments by or on account of any Obligation of any Credit Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Trustee, each Lender or L/C Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, and (iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           In addition, the Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Each Credit Party shall indemnify the Administrative Agent, the Collateral Trustee, the L/C Issuer and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, the Collateral Trustee, the L/C Issuer or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability, together with copies of available documentation reflecting the imposition and amount of such Indemnified Taxes or Other Taxes delivered to Borrower by a Lender, the Collateral Trustee, the L/C Issuer or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate.

Section 2.13         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Each Credit Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or under Section 2.10, 2.11, 2.12 or 10.06 hereof, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 127 Public Square, Cleveland, Ohio 44114, Attn. KCIB Loan Services, except that payments pursuant to Sections 2.10, 2.11, 2.12 and 10.06 hereof shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           (i)            So long as (x) no Default with respect to any payments due hereunder or under any of the Obligations or (y) Event of Default shall have occurred and be continuing, each payment made by Borrower received by the Administrative Agent pursuant to

Section 2.13(a) shall be applied, first, to any costs, expenses, fees or other amounts due under this Agreement or under the other Loan Documents not constituting principal and interest due under the Loans, second, to default interest at the rate provided for Section 2.03(c) hereof, third, to interest due on the unpaid principal balance of each Loan, fourth, to the payment in full of principal and all other Obligations which are then due and payable.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due on any Loans, such funds shall be applied, first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and third, all remaining amounts, if any, shall be applied as provided in the first sentence of this Section 2.13(b)(i).

(ii)           So long as no (x) Default with respect to any payments due hereunder or under any of the Obligations or (y) Event of Default shall have occurred and be continuing, any amounts received by Collateral Trustee, the Administrative Agent or any Lender as a result of an Event of Loss with respect to any Pool Vessel (including, without limitation, any payment of prepayment amounts under Section 2.08 hereof or insurance or condemnation proceeds) shall be retained by the Lenders as cash collateral to the extent the aggregate Fair Market Value of the remaining Pool Vessels is less than the greater of (A) $90,000,000.00 and (B) an amount such that the Asset Coverage Ratio after giving effect to such Event of Loss is not less than 1.25:1.00, until such time as Borrower or a Subsidiary Guarantor shall have granted a Lien on one or more Qualified Pool Vessels to increase the aggregate Fair Market Value of the Pool Vessels to not less than the greater of (A) $90,000,000.00 and (B) an amount such that the Asset Coverage Ratio after giving effect to such pledge is not less than 1.25:1.00, at which time such amounts shall be applied, first, for application against the Tranche B Loans at the end of any then current Interest Period or Periods, second, for application against the Tranche A Loans at the end of any then current Interest Period or Periods, third, to the payment in full of all the Obligations which are then due and payable, and, fourth, the balance, if any, after payment of the foregoing amounts, shall be paid by the Lenders to Borrower (subject to the terms of the Bridge Loan Intercreditor Agreement).

(iii)          So long as no (x) Default with respect to any payments due hereunder or under any of the Obligations or (y) Event of Default shall have occurred and be continuing, all Proceeds from time to time received by the Collateral Trustee, the Administrative Agent or any Lender shall be applied, first, to any costs, expenses, fees or other amounts due under this Agreement and the other Loan Documents not constituting principal and interest due under the Loans, second, to the payment in full of all the other Obligations which are then due and payable, third, if provision as to the application of such amounts is made in this Agreement or any other Loan Document, the Collateral Trustee, the Administrative Agent or such Lender shall, in its sole discretion, either apply such payment to the purpose for which it was made or pay it to Borrower, which shall so apply it and, fourth, if due to Borrower, the Collateral Trustee, the Administrative Agent or such Lender shall pay such amounts to Borrower.

(iv)          All payments received and amounts realized by the Lenders after a Default shall have occurred and be continuing, but prior to the occurrence of an Event of Default or any acceleration of any Loan or Note, all Proceeds or other amounts received in repayment of the Collateral shall be held by the Collateral Trustee, the Administrative Agent or any Lender as part of the Collateral until such time as no Defaults or Events of Default shall be continuing hereunder (at which time such funds shall be paid to Borrower) or until such funds are applied pursuant to Section 8.02 hereof.  The Collateral Trustee, the Administrative Agent or any Lender shall apply the cash proceeds of Collateral actually received by it from any sale, lease, foreclosure or other disposition of the Collateral to payment pro rata of the Obligations, in whole or in part (including reasonable attorneys’ fees and legal expenses incurred by the Collateral Trustee, the Administrative Agent or the Lenders with respect thereto or otherwise chargeable to Borrower).  The Lenders shall apply all such receipts ratably against Obligations under the Facilities.  Borrower shall remain liable to the Lenders for the payment of any deficiency together with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys’ fees and legal expenses.

(v)           After an Event of Default shall have occurred and be continuing and after the Lenders have declared all amounts outstanding hereunder to be due and payable pursuant to Section 8.02 hereof, all payments received and amounts realized by any Lender (including, without limitation, as assignee from Borrower or any Subsidiary Guarantor of any charter of any of the Pool Vessels), as well as all payments or amounts then held by the Lenders as part of the Collateral, shall be applied against the Obligations in such order and such manner as the Lenders, in their sole discretion, may determine and as otherwise provided in the other Loan Documents and the documents evidencing the other Obligations, and the balance, if any, shall be paid by the Lenders to Borrower.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other applicable Lender, then the applicable Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from a Credit Party prior to the date on which any payment is due to the Administrative Agent for the account of Lenders, the Administrative Agent, the L/C Issuer or the Collateral Trustee hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Persons the amount due.  In such event, if Borrower has not in fact made such payment, then each such Person severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Person with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, 2.13(d) or 2.14 hereof, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.14         Letters of Credit.

(a)           Borrower may request the L/C Issuer to issue letters of credit during the period from the Effective Date to the thirtieth Business Day prior to the Tranche A Maturity Date, provided that immediately after the issuance of each Letter of Credit (i) the Letter of Credit Exposure of all Tranche A Lenders would not exceed the Letter of Credit Sublimit, (ii) the aggregate Tranche A Credit Exposure of all Tranche A Lenders would not exceed the aggregate Tranche A Commitments of all Tranche A Lenders and (iii) the aggregate Revolving Credit Exposure of all Lenders would not exceed the aggregate Commitments of all Lenders.  To request the issuance of a Letter of Credit, Borrower shall notify the Administrative Agent and the L/C Issuer by the delivery of a Credit Request in the form of Exhibit G, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Credit Request manually signed by Borrower), at least three Business Days prior to the requested date of issuance, specifying (x) in the case of a Standby Letter of Credit, (A) to the extent not previously delivered to the Administrative Agent, copies of all agreements between Borrower and the beneficiary of such Standby Letter of Credit pertaining to the issuance of such Standby Letter of Credit and (B) a copy of the form of a Standby Letter of Credit which is attached hereto as Exhibit D, and (y) in the case of a Documentary Letter of Credit, a copy of the form of the application for a documentary letter of credit which is attached hereto as Exhibit E and which may be amended by the L/C Issuer from time to time, and in the case of each Letter of Credit, to the extent not included in the foregoing:  (I) the beneficiary of such Letter of Credit, (II) Borrower’s proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation to be required in respect thereof, (III) the maximum amount to be available under such Letter of Credit, (IV) the currency such Letter of Credit shall be denominated in (which shall be Dollars or an Alternative Currency then made available by the Administrative Agent and the L/C Issuer) and (V) the requested dates of issuance and expiration.  Such Credit Request shall be accompanied by such other certificates, documents (including a reimbursement agreement) and other information as may be required by the L/C Issuer in accordance with its customary procedures (all of the instruments documents, certificate, applications and information described in the immediately preceding two sentences, collectively, the “Letter of Credit Documentation”).  Upon receipt of such Credit Request from Borrower, the Administrative Agent shall promptly notify each Tranche A Lender thereof.  Subject to the satisfaction of the terms and conditions of this Agreement, the L/C Issuer shall issue each requested Letter of Credit.  In the event of any conflict between the provisions of this Agreement and any Letter of Credit Documentation, the provisions of this Agreement shall control.  Each of the Credit Parties hereby acknowledges and agrees that the Existing Letters of Credit are Letters of Credit hereunder and the Tranche A Lenders hereby assume and are jointly and severally obligated with respect to all Reimbursement Obligations related thereto.  Each of the Existing Letters of Credit shall be deemed to be a “Letter of Credit” for all purposes of this Agreement and the other Loan Documents.

(b)           Each Letter of Credit shall be issued for the account of Borrower and in support of obligations, contingent or otherwise, of Borrower or any Subsidiary arising in the ordinary course of business.  Each Documentary Letter of Credit shall expire no later than 180 days from its date of issuance.  Each Standby Letter of Credit shall either (A) have an expiration date which shall be not later than the earlier of (x) 364 days after the date of issuance thereof or (y) fifteen (15) Business Days before the Tranche A Maturity Date or (B) contain “evergreen” provisions under which the such Standby Letter of Credit shall have an initial expiration date of not more than one year from issuance, which expiration date shall be deemed extended on an annual basis for successive periods of not more than one year unless notice of termination is given by the L/C Issuer, provided, however, no such Standby Letter of Credit shall have an expiration date extending or be so extendable beyond the Tranche A Maturity Date.  Any renewal, or any extension of any expiry date, of a Letter of Credit shall constitute the issuance of such Letter of Credit for all purposes of this Agreement.  In no event shall any Letter of Credit expire later than fifteen (15) Business Days prior to the Tranche A Maturity Date.

(c)           Immediately upon the issuance of a Letter of Credit, the L/C Issuer shall be deemed to have sold and transferred to each Tranche A Lender, and each Tranche A Lender shall be deemed to have irrevocably and unconditionally purchased and received from the L/C Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche A Lender’s Tranche A Applicable Percentage thereof, in such Letter of Credit and the obligations of Borrower with respect thereto and any security therefor and any guaranty pertaining thereto at any time existing.  Each Tranche A Lender, with respect to each Existing Letter of Credit, hereby purchases, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche A Lender’s Tranche A Applicable Percentage thereof, in each such Existing Letter of Credit and the obligations of Borrower with respect thereto and any such security therefor and guaranty pertaining thereto at any time existing.

(d)           The L/C Issuer shall promptly notify (i) each Tranche A Lender of the L/C Issuer’s receipt of a drawing request under any Letter of Credit, stating the amount of such Tranche A Lender’s Tranche A Applicable Percentage of such drawing request and the date on which such request will be honored (the “Honor Date”) and (ii) the Administrative Agent and

Borrower of the amount of such drawing request and the Honor Date.  Any failure of the L/C Issuer to give or any delay in the L/C Issuer’s giving any such notice shall not release or diminish the obligations of Borrower or any Tranche A Lender hereunder.  In determining whether to pay under any Letter of Credit, the L/C Issuer shall have no obligation to any Tranche A Lender or Borrower other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  In the absence of gross negligence or willful misconduct on the part of the L/C Issuer, the L/C Issuer shall have no liability to any Tranche A Lender or Borrower for any action taken or omitted to be taken by it under or in connection with any Letter of Credit, including any such action negligently taken or negligently omitted to be taken by it.

(e)           Not later than 11:00 a.m., New York City time, on the Honor Date with respect to any drawing under any Letter of Credit, Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Tranche A Lender of such failure, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Tranche A Lender’s Tranche A Applicable Percentage thereof.  In the case of any Letter of Credit denominated in an Alternative Currency, the Unreimbursed Amount shall be redenominated into Dollars and equal the Dollar Equivalent thereof, and the Administrative Agent shall so notify the Tranche A Lenders in the notice described in the preceding sentence. In such event, Borrower shall be deemed to have requested a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (or the Dollar Equivalent thereof, if applicable), without regard to the Minimum Loan Amount for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Tranche A Commitments of the Tranche A Lenders and the conditions set forth in Section 5.02 (other than the delivery of a Loan Request).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  Each Tranche A Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of the L/C Issuer, the amount of such Tranche A Lender’s Tranche A Applicable Percentage of such Unreimbursed Amount in Dollars in immediately available funds on the Business Day the L/C Issuer so notifies such Tranche A Lender if such notice is given prior to 12:00 Noon or, if such notice is given after 12:00 Noon, such Tranche A Lender shall make its Applicable Percentage of such Unreimbursed Amount available to the L/C Issuer prior to 12:00 Noon on the next succeeding Business Day.

(f)            If and to the extent any Tranche A Lender shall not make such Tranche A Lender’s Tranche A Applicable Percentage of any Reimbursement Obligations available to the L/C Issuer when due in accordance with Section 2.14(e), such Tranche A Lender shall pay interest to the L/C Issuer on such unpaid amount for each day from the date such payment is due until the date such amount is paid in full to the L/C Issuer at the Federal Funds Effective Rate until (and including) the third Business Day after the date due and thereafter at the Base Rate.  The obligations of the Tranche A Lenders under this Section 2.14(f) are several and not joint or joint and several, and the failure of any Tranche A Lender to make available to the L/C Issuer its Tranche A Applicable Percentage of any Reimbursement Obligations when due in accordance with Section 2.14(e) shall not relieve any other Tranche A Lender of its obligation hereunder to make its Tranche A Applicable Percentage of such Reimbursement Obligations so available when so due, but no Tranche A Lender shall be responsible for the failure of any other Tranche A Lender to make such other Tranche A Lender’s Tranche A Applicable Percentage of such Reimbursement Obligations so available when so due.

(g)           Whenever the L/C Issuer receives a payment of a Reimbursement Obligation from or on behalf of Borrower as to which the L/C Issuer has received any payment from a Tranche A Lender pursuant to Section 2.14(e), the L/C Issuer shall promptly pay to such Tranche A Lender an amount equal to such Tranche A Lender’s Tranche A Applicable Percentage of such payment from or on behalf of Borrower.  If any payment by or on behalf of Borrower and received by the L/C Issuer with respect to any Letter of Credit is rescinded or must otherwise be returned by the L/C Issuer for any reason and the L/C Issuer has paid to any Tranche A Lender any portion thereof, each such Tranche A Lender shall forthwith pay over to the L/C Issuer an amount equal to such Tranche A Lender’s Tranche A Applicable Percentage of the amount which must be so returned by the L/C/Issuer.

(h)           Each Tranche A Lender, upon the demand of the L/C Issuer, shall reimburse the L/C Issuer, to the extent the L/C Issuer has not been reimbursed by Borrower after demand therefor, for the reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the L/C Issuer in connection with the collection of amounts due under, and the preservation and enforcement of any rights conferred by, any Letter of Credit or the performance of the L/C Issuer’s obligations as issuer of the Letters of Credit under this Agreement in respect thereof, to the extent of such Tranche A Lender’s Tranche A Applicable Percentage of the amount of such costs and expenses provided, however, that no Tranche A Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent the same result solely from the gross negligence or willful misconduct of the L/C Issuer.  The L/C Issuer shall refund any costs and expenses reimbursed by such Tranche A Lender that are subsequently recovered from Borrower in an amount equal to such Tranche A Lender’s Tranche A Applicable Percentage thereof.

(i)            The obligation of Borrower to reimburse the L/C Issuer pursuant to this Section 2.14, and the obligation of each Tranche A Lender to make available to the L/C Issuer the amounts set forth in this Section 2.14 shall be absolute, unconditional and irrevocable under any and all circumstances, shall be made without reduction for any set-off, counterclaim or other deduction of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to any qualification or exception and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances: (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents, (2) the existence of any claim, setoff, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, any Letter of Credit, the transactions contemplated in the Loan Documents or any unrelated transactions (including any underlying transaction between

Borrower and the beneficiary named in any such Letter of Credit), (3) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (4) the surrender or impairment of any collateral for the performance or observance of any of the terms of any of the Loan Documents, (5) the occurrence of any Default or Event of Default or (6) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s or such Tranche A Lender’s obligations hereunder.  The L/C Issuer shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 2.15         Cash Collateral Account.

At, or at any time before, the time Borrower shall be required to make a deposit into the Cash Collateral Account, the Administrative Agent shall establish and maintain at its offices at 575 Fifth Avenue, New York, New York, or such other office as the Administrative Agent shall determine in its discretion, in the name of Borrower but under the sole dominion and control of the Administrative Agent, a cash collateral account (the “Cash Collateral Account”).  Borrower may from time to time make one or more deposits into the Cash Collateral Account and shall from time to time make such deposits as are required by this Agreement.  Borrower hereby pledges to the Administrative Agent for the benefit of the Tranche A Lenders, the Administrative Agent, the L/C Issuer and the Collateral Trustee, a Lien on and security interest in the Cash Collateral Account and all sums at any time and from time to time on deposit therein (the Cash Collateral Account, together with all sums on deposit therein, being sometimes hereinafter collectively referred to as the “Cash Collateral”), as collateral security for the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, of the Obligations.  Borrower shall, at any time and from time to time at its expense, promptly execute and deliver to the Administrative Agent any further instruments and documents, and take any further actions, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Cash Collateral.  Borrower shall not (i) sell or otherwise dispose of any of the Cash

Collateral, or (ii) create or permit to exist any Lien upon any of the Cash Collateral.  Borrower hereby authorizes the Administrative Agent, promptly after each drawing under any Letter of Credit shall become due and payable, to apply any and all cash on deposit in the Cash Collateral Account towards the reimbursement of the L/C Issuer for all sums paid in respect of such drawing, and all other Obligations which shall then be due and owing.

Section 2.16         Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.10 hereof, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.12 hereof, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12 hereof, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.10 hereof, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.12 hereof, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.07 hereof), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Administrative Agent and the L/C Issuer, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 hereof or payments required to be made pursuant to Section 2.12 hereof, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 2.17         Increase of Commitments.

(a)           Provided that (i) the Bridge Loan shall have repaid in full, (ii) the Tranche B Loans shall have been paid in full and the Tranche B Commitments shall have been terminated and (iii) no Default or Event of Default has occurred and is continuing, Borrower may, at any time and from time to time after the Effective Date, provide a written request to the Administrative Agent to increase the Tranche A Commitments by up to an aggregate maximum amount of Seventy-five Million Dollars ($75,000,000.00).  Subject to the terms hereof, Borrower may request to obtain such increase in the Tranche A Commitments (“Proposed Increased Commitment”) from Lenders or banks, financial institutions or other entities other than the Lenders.  Borrower may offer the opportunity to provide all or a portion of the Proposed Increased Commitment to (i) Tranche A Lenders and/or (ii) other banks, financial institutions or other entities with the consent of the Administrative Agent and the L/C Issuer (which consents of the Administrative Agent and the L/C Issuer shall not be unreasonably withheld or delayed).  If offered by Borrower, each Tranche A Lender shall have the right, but not the obligation to commit to all or a portion of its pro rata amount of the Proposed Increased Commitment based on the then existing allocation of the Tranche A Commitments.  As a precondition to such Proposed Increased Commitment becoming effective, the Asset Coverage Ratio covenant shall be met respecting such new Maximum Amount.  Any additional bank, financial institution or other entity which Borrower selects to offer a portion of the increased aggregate Tranche A Commitments in accordance with the terms hereof and which elects to become a party to this Agreement and obtain a Tranche A Commitment in an amount so offered and accepted by it pursuant to this Section shall execute such instruments, documents and agreements as the Administrative Agent shall determine to cause such bank, financial institution or other entity to become a Tranche A Lender hereunder, whereupon such bank, financial institution or other entity shall become a Tranche A Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, provided that the Tranche A Commitment of any such bank, financial institution or other entity shall be in an amount of not less than $5,000,000.

(b)           Upon any increase in the aggregate Tranche A Commitments pursuant to Section 2.17(a), within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any LIBOR Loans then outstanding, Borrower shall prepay such Loans in their entirety and, to the extent Borrower elects to do so and subject to the conditions specified in Section 5.02, Borrower shall reborrow Tranche A Loans from the Tranche A Lenders in proportion to their respective Tranche A Commitments after giving effect to such increase, until such time as all outstanding Tranche A Loans are held by the Tranche A Lenders in such proportion.  Effective upon such increase, the amount of the participations held by each Tranche A Lender in each Letter of Credit then outstanding shall be adjusted such that, after giving effective to such adjustments, the Tranche A Lenders shall hold participations in each such Letter of Credit in the proportion its respective Tranche A Commitment bears to the aggregate Tranche A Commitments of all of the Tranche A Lenders after giving effect to such increase.  The Collateral Trustee and Borrower shall execute and deliver such documents and instruments deemed reasonably necessary by either of them to maintain the perfection and priority of the Liens on the Collateral with respect to such increase in the aggregate Commitments.

ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.01         Grant of Security Interest.

(a)           To secure the payment and performance in full of all Obligations, each of Borrower, K-Sea  LLC, Interisland, Tow Boat and Diving hereby grants to the Collateral Trustee for the ratable benefit of the Lenders a continuing security interest in and Lien upon, and a right of set-off against, and each of Borrower, K-Sea  LLC, Interisland, Tow Boat and Diving hereby assigns and pledges to the Collateral Trustee for the ratable benefit of the Lenders, all of the Collateral owned by it or a Subsidiary Guarantor or in which such party has an interest.

(b)           Collateral means:

(i)            each of the Pool Vessels, together with all of its machinery, anchors, cables, chains, rigging, tackle, fittings, tools, pumps, pumping equipment, gear, apparel, furniture, appliances, equipment, spare and replacement parts and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired by its respective owner and whether on board or not, and also any and all additions, improvements and replacements made in or to such Pool Vessels or any part thereof or in or to any equipment and appurtenances thereunder appertaining or belonging and any and all charter hire, subcharter hire, freights, subfreights, earnings, charters (including, without limitation, any rights of termination thereof), to the extent set forth in the Earnings Assignment, insurance proceeds and all other Proceeds paid or payable to Borrower or any Subsidiary Guarantor on account of the use or employment of any Pool Vessel, being secured by the Mortgage or any other mortgage to be executed and delivered by Borrower or any Subsidiary Guarantor in favor of the Collateral Trustee or the Lenders (each, a “Mortgage”); and
(ii)           all records, computer tapes, discs, and other data however stored, ledger sheets, correspondence, invoices, delivery receipts, documents and instruments related to any of the foregoing.

It is understood and agreed that all of the Collateral which the Collateral Trustee, the Administrative Agent, the Lenders or any of them may at any time acquire from Borrower, the Subsidiary Guarantors or from any other source in connection with the Obligations of the Credit Parties to Lenders, shall constitute Collateral for each and every Obligation, without apportionment or designation as to particular Obligations, and that all Obligations howsoever and whensoever incurred, shall be secured by all Collateral howsoever and whensoever acquired, and the Collateral Trustee, the Administrative Agent and the Lenders shall have the right, in their sole discretion, to determine the order in which the Collateral Trustee’s, the Administrative Agent’s and the Lenders’ rights in or remedies against any Collateral are to be exercised and which type of Collateral and which portions of Collateral are to be proceeded against and the order of application of proceeds of Collateral as against particular Obligations.

Section 3.02         Substitution of Pool Vessel.

On reasonable notice from Borrower, the Administrative Agent and the Lenders will permit the substitution of a Pool Vessel with another vessel, provided that such substitute vessel is subject to an Appraisal and that the Fair Market Value of the Pool Vessels after such substitution remains equal to or greater than the greater of (i) $90,000,000.00 and (ii) an Fair Market Value such that an Asset Coverage Ratio of not less than 1.25 to 1.00 is maintained.  Each substitute vessel shall be first made subject to the Mortgage and the Assignments.  The costs of any such substitution, including, without limitation, counsel fees, will be for Borrower’s account, payable on demand.  No Pool Vessel shall be valued as a constituent part of an integrated tug/barge unit unless all components of such unit are subject, or upon acceptance by Lenders would be subject, to the Mortgage.

Section 3.03         Fair Market Value.

(a)           Based on the most recently completed Appraisal of the Pool Vessels delivered to the Administrative Agent, the aggregate Fair Market Value of the Pool Vessels shall at all times be not less than the greater of (i) $90,000,000.00 and (ii) a Fair Market Value such that an Asset Coverage Ratio of not less than 1.25 to 1.00 is maintained, provided that in no event through the second anniversary of the Effective Date shall more than five percent (5%) of the aggregate Fair Market Value of the Pool Vessels be attributable to Non-Qualified Pool Vessels and thereafter Non-Qualified Pool Vessels shall not be included in Pool Vessels.

(b)           In the event any Appraisal delivered to the Administrative Agent performed at any time after the Effective Date demonstrates that the aggregate Fair Market Value of the Pool Vessels is less than the greater of (i) $90,000,000.00 and (ii) a Fair Market Value such that an Asset Coverage Ratio of not less than 1.25 to 1.00 is maintained, Borrower shall promptly, and in any event within 10 Business Days, pledge additional vessels acceptable to the Administrative Agent, and the Proceeds thereof, so that, after giving effect to such pledge of additional vessels, the aggregate Fair Market Value of the Pool Vessels is equal to the greater of (i) $90,000,000.00 and (ii) a Fair Market Value such that an Asset Coverage Ratio of not less than 1.25 to 1.00 is maintained.

(c)           In the event any Appraisal delivered to the Administrative Agent performed at any time after the Effective Date demonstrates that that the aggregate Fair Market Value of the Pool Vessels exceeds the greater of (i) $90,000,000.00, and (ii) a Fair Market Value such that an Asset Coverage Ratio of not less than 1.25 to 1.00 is maintained, Borrower may, upon the delivery of a written request therefor delivered to the Administrative Agent, request the consent of the Lenders (which shall not be unreasonably withheld) to the release by the Collateral Trustee, at Borrower’s expense, of its Lien on one or more Pool Vessels (and related Assignments) described in such request, commencing with Non-Qualified Pool Vessels; provided that (i) (A) the Bridge Loan shall have been paid in full and (B) the Tranche B Loans shall have been paid in full and the Tranche B Commitments terminated and (ii) both before and after giving effect to such release, (A) no Default or Event of Default shall have occurred and be continuing or result therefrom, (B) the aggregate Fair Market Value of the Pool Vessels shall be not less than the greater of (I) $90,000,000.00 and (II) a Fair Market Value such that the Asset

Coverage Ratio shall not be less than 1.25 to 1.00, and (C) Borrower shall be in compliance with the financial covenants under Sections 7.01, 7.02, 7.03 and 7.04, and Borrower shall deliver to the Administrative Agent prior to any such release a certificate in reasonable detail evidencing compliance by Borrower with the foregoing conditions.  Notwithstanding the foregoing, the value of any vessel acquired, retrofitted or rebuilt with any Loan shall not be included for purposes of determining the aggregate Fair Market Value of the Pool Vessels as collateral while such vessel is under construction but may be included upon completion of work and redelivery to Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to the Administrative Agent, the Lenders and the Collateral Trustee that:

Section 4.01         Organization.

Each of Borrower and K-Sea is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.  Each of K-Sea LLC and Smith Maritime is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  K-Sea Hawaii is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  As of the Effective Date (without giving effect to the Phase Two Transaction), each of Interisland, Tow Boat and Diving is a corporation duly organized, validly existing and in good standing under the laws of Hawaii.  Upon the consummation of the Phase Two Transactions, each of Interisland, Tow Boat and Diving will be a limited liability company duly organized, validly existing and in good standing under the laws of Hawaii.  Each of Borrower, K-Sea and each Subsidiary Guarantor has the necessary right, power and authority to own its respective assets and to transact the business in which it is engaged, and is duly qualified to do business in each jurisdiction where such qualification is legally required and in each jurisdiction where the failure to qualify would affect the enforceability of the Loan Documents or otherwise adversely affect the Collateral or Borrower’s or K-Sea’s or any Subsidiary Guarantor’s ability to perform its respective obligations under any of the Loan Documents.

Section 4.02         Power and Authority.

Each of Borrower, K-Sea and each Subsidiary Guarantor has full power, authority and legal right to execute and deliver this Agreement, the Mortgage to which it is a party, the Mortgage Assumption to which it is a party, the Assignments to which it is a party and each other Loan Document to which it is a party, and to perform its obligations hereunder and thereunder.  Borrower has full power, authority and legal right to make and deliver the Notes, to borrow hereunder and Borrower and each Subsidiary Guarantor has full power, authority and legal right to grant the security interests created by this Agreement and the Mortgage to which it is a party or which it shall have assumed pursuant to the Mortgage Assumption to which it is a party.  This Agreement and the other Loan Documents have been duly executed and delivered by the Credit Parties party thereto and each constitutes a legal, valid and binding obligation of such

Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03         Governmental Approvals; No Conflicts.

The transactions contemplated by this Agreement and the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, or such that will be timely obtained or made in connection with the Phase Two Transactions and will, at the time of consummation of the Phase Two Transactions, be in full force and effect, (b) do not require the consent of any other Person (including, without limitation, any partner, stockholder, trustee or holder of Indebtedness), (c) will not violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of Borrower or any other Credit Party or any order of any Governmental Authority, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any other Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by Borrower or any other Credit Party, and (e) except for the Lien in favor of the Administrative Agent or the Collateral Trustee granted hereby or pursuant to any other Loan Document, will not result in the creation or imposition of any Lien on any asset of Borrower or any other Credit Party.

Section 4.04         Financial Condition; No Material Adverse Change.

(a)           Borrower has heretofore furnished to the Administrative Agent and the Lenders Financial Statements (i) as of and for the year ended June 30, 2006, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the succeeding fiscal quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 certified by the applicable Financial Officer, which Financial Statements present fairly, in all material respects the financial position and results of operations and cash flows as of such dates and for such periods in accordance with GAAP, consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of Financial Statements referred to in clause (b)(ii) above.

(b)           Since June 30, 2006, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of K-Sea and its consolidated Affiliates (including, without limitation, Borrower and the Subsidiary Guarantors) taken as a whole.

Section 4.05         Litigation.

There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any other Credit Party or any of the Collateral (i) which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the transactions contemplated hereby.

Section 4.06         Environmental Condition.

Except as identified on Schedule 4.06 hereto, none of Borrower’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law (including, without limitation, OPA 90) as a Hazardous Waste disposal site, or a candidate for closure pursuant to any Environmental Law, which designation or identification could reasonably be expected to have a Material Adverse Effect.  No Lien arising under any Environmental Law has attached to any revenues or to any of the Pool Vessels or any real or personal property owned by Borrower or any of its Subsidiaries.  Neither Borrower nor any of its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency, the United States Coast Guard or any other federal or state governmental agency regarding any action or omission by Borrower or any of its Subsidiaries resulting in the releasing, or otherwise exposing of Hazardous Waste into the environment, which notice could reasonably be expected to have a Material Adverse Effect.  Borrower and its Subsidiaries (a) are in compliance (in all material respects) with all Environmental Laws, including, but not limited to, all statutes, regulations, ordinances and other legal requirements pertaining to the production, storage, handling, treatment, release, transportation or disposal of any Hazardous Waste, and (b) will obtain, maintain and/or comply with any permit, license or other approval required under any Environmental Law.

Section 4.07         Compliance with Laws and Agreements.

Each of Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 4.08         Investment Company Status.

Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09         Taxes.

Each Credit Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of Borrower in respect of Taxes for all open years, and for the current fiscal year, make adequate provision for all unpaid Tax liabilities for such periods.

Section 4.10         ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

Section 4.11         Disclosure.

None of the reports, Financial Statements, certificates or other information furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact known to Borrower that could have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby.

Section 4.12         No Other Name.

Borrower has not changed its name nor has done business in any name other than that set forth in the introductory paragraph of this Agreement.

Section 4.13         Title.

Borrower and the Subsidiary Guarantors have and at all times will defend and continue to have good and marketable title to all of the Collateral, free and clear of all Liens, security interests, claims or encumbrances of any kind whatsoever subject only to (i) Permitted Liens and (ii) in the event such Liens are granted to secure the Bridge Loan pursuant to the terms of the Bridge Loan Agreement, Permitted Bridge Loan Liens.  The Borrower Pool Vessels are documented in the name of Borrower with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia.  The K-Sea LLC Pool Vessels are (or, upon consummation of the Phase Two Transactions, will be) documented in the name of K-Sea LLC with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia.  Upon consummation of the Phase Two Transactions, the Smith Maritime Vessels will be documented in the name of Smith Maritime with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia.  Upon consummation of the Phase Two Transactions, the K-Sea Hawaii Pool Vessels will be documented in the name of K-Sea Hawaii with the United States Coast Guard National Vessel Documentation Center in

Falling Waters, West Virginia.  The Interisland Pool Vessels are documented in the name of Interisland with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia.  The Tow Boat Pool Vessels are documented in the name of Tow Boat with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia.  The Diving Pool Vessel is documented in the name of Diving with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia.

Section 4.14         Lenders’ Security Interest.

As of the Effective Date, the Collateral Trustee shall have a legal, valid and continuing first preferred ship mortgage (as amended, supplemented or otherwise modified from time to time) over the whole of, and a perfected first lien on and security interest in, the Pool Vessels, and the Administrative Agent shall have a perfected first lien on and security interest in the remaining Collateral subject only to Permitted Liens and all taxes, fees and other charges in connection therewith shall have been duly paid.  There are no demise charters in effect on any Pool Vessels other than the charters identified on Schedule 4.14.

Section 4.15         Citizenship.

Borrower and each Subsidiary Guarantor is a citizen of the United States of America as defined in Chapter 505 of Title 46, United States Code, duly qualified to engage in the coastwise trade and in foreign commerce of the United States of America, and shall remain such a citizen while any Loan remains outstanding and during the life of the Mortgage.

Section 4.16         Vessels.

(a)           Set forth on Schedule 1.01A is a complete and accurate list, as of the Effective Date, of all Pool Vessels, showing (after giving effect to the Phase Two Transactions) with respect to each such Pool Vessel the following:  (i) the name of each Pool Vessel and (ii) the name of the Registered Owner of such Pool Vessel.  Set forth on Schedule 1.01C is a complete and accurate list, as of the Effective Date, of all Phase Two Pool Vessels, showing with respect to each such Phase Two Pool Vessel the following:  (i) the name of such Phase Two Pool Vessel and (ii) the name of (A) the Registered Owner of such Phase Two Pool Vessel (prior to giving effect to the Phase Two Transactions) and (B) the Registered Owner of such Phase Two Vessel after giving effect to the Phase Two Transactions.

(b)           Each such Pool Vessel identified on Schedule 1.01A is:  (i) to the extent required in order to operate in the service in which such Pool Vessel is operating, classified in the highest classification for vessels of the same age and type in the American Bureau of Shipping required to be maintained in order to operate in such service and is in class without recommendation (except for recommendations which, when aggregated with recommendations for all Pool Vessels, could not reasonably be expected to have a Material Adverse Effect); (ii) documented under the laws of the United States to permit such Pool Vessel to operate in the coastwise trade; (iii) covered by hull and machinery and protection and indemnity insurance in accordance with the requirements of the Mortgage, if any, covering such Pool Vessel, and otherwise reasonably satisfactory to the Administrative Agent; and (iv) to the extent applicable, subject to a valid certificate of inspection issued by the United States Coast Guard, each such certificate of inspection is in full force and effect without recommendation (except for recommendations which, when aggregated with recommendations for all Pool Vessels, could not reasonably be expected to have a Material Adverse Effect).

(c)           The information listed on each certificate of the American Bureau of Shipping required to be delivered pursuant to Section 5.01(g)(iii)(G) or 5.01(f)(iv)(F) hereof with respect to each Pool Vessel confirming that such Pool Vessel is in such class without material recommendation, as well as the information listed on each ABS Database Printout is true, correct and complete, in all material respects, as of the date hereof.

Section 4.17         Government Consents for Conduct of Business.

Each Credit Party has, and is in good standing with respect to, all approvals, permits, licenses, consents, authorizations, franchises, certificates, and inspections of all Governmental Authority, that are necessary for a Credit Party to continue to conduct business and own, use, operate, and maintain its property and assets as heretofore conducted, owned, used, operated, and maintained which, if not obtained (whether directly or by lawful and effective assignment) or not maintained in good standing, could reasonably be expected to have a Material Adverse Effect.  No such approval, permit, license, consent, authorization, franchise, or certificate is conditioned or limited any more so than as is generally the case with respect to Persons engaged in the same or similar lines of business.  Each such approval, permit, license, consent, authorization, franchise, or certificate was duly and validly granted or issued, is in full force and effect, and, as of the Effective Date, neither has been, nor has been threatened to be, amended, modified, suspended, rescinded, revoked, forfeited, or assigned.  Further, as of the Effective Date, no condition(s) exist(s) or event(s) has (have) occurred that, with the giving of notice or lapse of time or both, could result in the amendment, modification, suspension, rescission, revocation, forfeiture, or non-renewal of any such approval, permit, license, consent, authorization, franchise, or certificate.

Section 4.18         Federal Reserve Regulations.

(a)           Neither Borrower nor any of the Subsidiaries are engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U of the Board as from time to time in effect).

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

Section 4.19         The Smith /Sirius Acquisition.

Borrower has heretofore delivered to the Administrative Agent true, correct and complete copies of the Smith/Sirius Acquisition Documents.  Borrower has, on the Effective Date, consummated the Smith/Sirius Acquisition in all material respects pursuant to the Smith /Sirius Acquisition Documents, and the Smith/Sirius Acquisition Documents set forth the entire agreement among the parties thereto with respect to the subject matter thereof.  No party to any of the Smith/Sirius Acquisition Documents has waived the fulfillment of any material condition precedent set forth therein to the consummation of the Smith/Sirius Acquisition, no party has failed to perform any of its material obligations thereunder or under any instrument or document executed and delivered in connection therewith, and nothing has come to the attention of Borrower that would cause it to believe that any of the representations or warranties of Smith/Sirius Seller contained in the Smith/Sirius Acquisition Documents was false or misleading in any material respect when made or when reaffirmed on the Effective Date.  No consent or approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the Smith/Sirius Acquisition Transactions, except for consents that have been obtained prior to the Effective Date.  Neither the execution and delivery of the Smith/Sirius Acquisition Documents, nor the performance of Borrower’s obligations thereunder, will violate any provision of law or will conflict with or result in a breach of, or create (with or without the giving of notice or lapse of time, or both) a default under, any material agreement to which Borrower is a party or by which it is bound or any of its assets is affected.  Borrower or a Subsidiary of Borrower has acquired by virtue of the consummation of the Smith/Sirius Acquisition Transactions and now has good and marketable title to the assets and properties of the “Subject Companies” (as defined in the Smith Acquisition Agreement), including, without limitation, the “Vessels” (as defined in the Smith Acquisition Agreement) and K-Sea LLC has acquired by virtue of the consummation of Smith/Sirius Acquisition Transactions and now has good and marketable title to assets and properties of Sirius Maritime, LLC, including, without limitation, the “Vessels” (as defined in the Sirius Acquisition Agreement), except, in each case (i) for Permitted Liens, (ii) for the Liens in favor of Bank of America, N.A. described on Schedule 7.05 and (iii) for the Liens created and granted by the Loan Documents.

Section 4.20         Phase Two Transactions.

After giving effect to the consummation of the Phase Two Transactions:

(a)           K-Sea LLC will be the sole owner of the K-Sea LLC Phase Two Pool Vessels, free and clear of all Liens, security interests, claims or encumbrances of any kind whatsoever, subject only to (i) Permitted Liens, (ii) the Liens of the Interisland I Mortgage (as assumed by K-Sea LLC) and (iii) in the event such Liens are granted to secure the Bridge Loan pursuant to the terms of the Bridge Loan Agreement, Permitted Bridge Loan Liens.  The K-Sea LLC Phase Two Pool Vessels will be documented in the name of K-Sea LLC with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia.  K-Sea LLC will have assumed all of the obligations and liabilities of Interisland under the Interisland I Mortgage pursuant to the K-Sea LLC Mortgage Assumption and the Interisland I Mortgage will constitute a legal, valid and binding obligation of K-Sea LLC, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in proceedings in equity or at law.

(b)           K-Sea Hawaii will be the sole owner of the K-Sea Hawaii Phase Two Pool Vessels, free and clear of all Liens, security interests, claims or encumbrances of any kind whatsoever, subject only to (i) Permitted Liens, (ii) the Liens of the Interisland II Mortgage (as

assumed by K-Sea Hawaii) and (iii) in the event such Liens are granted to secure the Bridge Loan pursuant to the terms of the Bridge Loan Agreement, Permitted Bridge Loan Liens.  The K-Sea Hawaii Phase Two Pool Vessels will be documented in the name of K-Sea Hawaii with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia.  K-Sea Hawaii will have assumed all of the obligations and liabilities of Interisland under the Interisland II Mortgage pursuant to the K-Sea Hawaii Mortgage Assumption and the Interisland II Mortgage will constitute a legal, valid and binding obligation of K-Sea Hawaii, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in proceedings in equity or at law.

(c)           Smith Maritime will be the sole owner of the Smith Maritime Phase Two Pool Vessels, free and clear of all Liens, security interests, claims or encumbrances of any kind whatsoever, subject only to (i) Permitted Liens, (ii) the Liens of the Interisland III Mortgage, the Tow Boat Mortgage and the Diving Mortgage (in each case as assumed by Smith Maritime) and (iii) in the event such Liens are granted to secure the Bridge Loan pursuant to the terms of the Bridge Loan Agreement, Permitted Bridge Loan Liens.  The Smith Maritime Phase Two Pool Vessels will be documented in the name of Smith Maritime with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia.  Smith Maritime will have assumed all of the obligations and liabilities of (i) Interisland under the Interisland III Mortgage, (ii) Tow Boat under the Tow Boat Mortgage and (iii) Diving under the Diving Mortgage, and each of the Interisland III Mortgage, the Tow Boat Mortgage and the Diving Mortgage will constitute a legal, valid and binding obligation of Smith Maritime, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in proceedings in equity or at law.

ARTICLE V

CONDITIONS

Section 5.01         Effective Date.

The obligations of the Lenders to make the Loans hereunder, and the obligation of the L/C Issuer to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.06 hereof):

(a)           The Administrative Agent shall have received a certificate from the secretary of Borrower and each Guarantor attaching (i) a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary partnership, limited liability company or corporate action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers and (iv) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business.

(b)           Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(c)           The Administrative Agent shall have received Notes for each Lender requesting the same duly signed on behalf of Borrower.

(d)           The Administrative Agent shall have received a Parent Guaranty Reaffirmation and a Subsidiary Guaranty Reaffirmation, each in form and substance satisfactory to the Administrative Agent and signed on behalf of each Guarantor party thereto.

(e)           The Administrative Agent shall have received a Subsidiary Guaranty signed on behalf of each of Smith Maritime, K-Sea Hawaii, Interisland, Tow Boat and Diving.

(f)            The Administrative Agent shall have received (i) a Supplement and Amendment No. 4 to the Borrower Mortgage in form and substance satisfactory to the Administrative Agent duly signed on behalf of Borrower, (ii) a Supplement and Amendment No. 3 to the K-Sea LLC Mortgage in form and substance satisfactory to the Administrative Agent duly signed on behalf of K-Sea LLC, (iii) the Interisland I Mortgage, the Interisland II Mortgage and the Interisland III Mortgage, each in form and substance satisfactory to the Administrative Agent duly signed on behalf of Interisland, (iv) the Tow Boat Mortgage in form and substance satisfactory to the Administrative Agent duly signed on behalf of Tow Boat, and (v) the Diving Mortgage in form and substance satisfactory to the Administrative Agent duly signed on behalf of Diving.

(g)           The Administrative Agent shall have received the following, each dated the date of the initial Loan hereunder (unless otherwise specified), in form and substance satisfactory to the Administrative, and in sufficient copies:

(i)            proper Form UCC-1 financing statements under the Uniform Commercial Code for all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first and only priority Liens and security interests created hereunder and under the Borrower Mortgage, the K-Sea LLC Mortgage, the Interisland I Mortgage, the Interisland II Mortgage, the Interisland III Mortgage, the Tow Boat Mortgage, the Diving Mortgage, the Mortgage Assumptions and the other Loan Documents, covering the Collateral;
(ii)           evidence of the completion of all other recordings and filings of or with respect to the Lien created hereby and by the Borrower Mortgage, the K-Sea LLC Mortgage, the Interisland I Mortgage, the Interisland II Mortgage, the Interisland III Mortgage, the Tow Boat Mortgage, the Diving Mortgage and the other Loan Documents that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created by such Loan Documents;
(iii)          with respect to each Additional Pool Vessel, the following:

(A)          (I) the Supplement and Amendment No. 4 to the Borrower Mortgage described in Section 5.01(e) above, which shall cover each Additional Pool Vessel owned by Borrower and (II) the Supplement and Amendment No. 3 to the K-Sea LLC Mortgage described in Section 5.01(e) above, which shall cover each Additional Pool Vessel owned by K-Sea LLC and, in connection therewith, such Additional Pool Vessel shall have been duly documented in the name of the Credit Party holding title thereto under the laws of the United States, such Supplement and Amendment No. 4 to the Borrower Mortgage and Supplement and Amendment No. 3 to the K-Sea LLC Mortgage shall have been duly filed for recording with the United States Coast Guard, and each of such Supplement and Amendment No. 4 to the Borrower Mortgage and Supplement and Amendment No. 3 to the K-Sea LLC Mortgage shall constitute a preferred ship mortgage on such Additional Pool Vessel;

(B)           an assignment covering the earnings and requisition compensation, if any, of such Additional Pool Vessel, in form and substance satisfactory to the Administrative Agent, duly executed by the Credit Party that is the owner of such Additional Pool Vessel and, in connection therewith, such Credit Party shall have executed and delivered to the Administrative Agent notices of assignment and authorizations to collect insurance claims and to collect general average contributions, in such form and in such number of counterparts as may be reasonably requested by the Administrative Agent;

(C)           an assignment covering the insurances of such Additional Pool Vessel, in form and substance satisfactory to the Administrative Agent, duly executed by the Credit Party that is the owner of such Additional Pool Vessel;

(D)          copies of cover notes and certificates of entry evidencing the insurance covered by such Additional Pool Vessel;

(E)           authorizations to inspect class records of such Additional Pool Vessel by the Credit Party that is the owner thereof, in such form and such number of counterparts as may be reasonably requested by the Administrative Agent, duly executed by such Credit Party;

(F)           a true and complete copy of either (1) a certificate of ownership and encumbrance issued by the United States Coast Guard or (2) an abstract of title issued by the United States Coast Guard, in either case, showing such Credit Party to be the sole owner of such Additional Pool Vessel free and clear of all Liens of record except (x) the Mortgage covering such Additional Pool

Vessel in favor of the Collateral Trustee for the benefit of the Lenders, and (y) the Permitted Liens;

(G)           for each Additional Pool Vessel to the extent it is required to be maintained in class in order to operate in the service in which it is operating, the original current confirmation certificate of American Bureau of Shipping for such Additional Pool Vessel, confirming that such Additional Pool Vessel is in such class without material recommendation, together with an American Bureau of Shipping SafeNet database printout dated not more than twenty (20) days prior to the Effective Date, certified by an officer of Borrower as true and correct;

(H)          a copy of the current certificate of inspection issued by the United States Coast Guard for such Additional Pool Vessel, if available, and reflecting no outstanding recommendations; and

(I)            (1)           written advice from B&P International Insurance Brokerage LLC, insurance brokers, of the placement of the insurances covering such Additional Pool Vessel; (2) written confirmation from such brokers, that they have received no notice of the assignment (except from the Administrative Agent) of the insurances or any claim covering such Additional Pool Vessel; (3) an opinion of such brokers to the effect that such insurance complies with the applicable provisions of this Agreement and of the Mortgage covering such Additional Pool Vessel, where applicable; and (4) an agreement by such brokers, in form and substance satisfactory to the Administrative Agent, whereunder the insurances of such Additional Pool Vessel, and claims thereunder, will not be affected by nonpayment of premiums on any other insurances;

(iv)          with respect to each Phase Two Pool Vessel, the following:

(A)          a Mortgage covering such Phase Two Pool Vessel duly executed by the Credit Party that is the owner of such Phase Two Pool Vessel on the Effective Date and, in connection therewith, such Phase Two Pool Vessel shall have been duly documented in the name of such Credit Party under the laws of the United States, such Mortgage shall have been duly filed for recording with the United States Coast Guard, and such Mortgage shall constitute a preferred ship mortgage on such Phase Two Pool Vessel;

(B)           an assignment covering the earnings and requisition compensation, if any, of such Phase Two Pool Vessel, in form and substance satisfactory to the Administrative Agent, duly executed by the Credit Party that is the owner of such Phase Two Pool Vessel on the Effective Date;

(C)           an assignment covering the insurances of such Phase Two Pool Vessel, in form and substance satisfactory to the Administrative Agent, duly executed the Credit Party that is the owner of such Phase Two Pool Vessel on the Effective Date;

(D)          copies of cover notes and certificates of entry evidencing the insurance covered by such Phase Two Pool Vessel;

(E)           a true and complete copy of either (1) a certificate of ownership and encumbrance issued by the United States Coast Guard or (2) an abstract of title issued by the United States Coast Guard, in either case, showing the Credit Party that is the owner of such Phase Two Pool Vessel on the Effective Date to be the sole owner of such Phase Two Pool Vessel free and clear of all Liens of record except (x) the Mortgage covering such Phase Two Pool Vessel in favor of the Collateral Trustee for the benefit of the Lenders, and (y) the Permitted Liens;

(F)           for each such Phase Two Pool Vessel to the extent it is required to be maintained in class in order to operate in the service in which it is operating, the original current confirmation certificate of American Bureau of Shipping for such Phase Two Pool Vessel, confirming that such Phase Two Pool Vessel is in such class without material recommendation, together with an American Bureau of Shipping SafeNet database printout dated not more than twenty (20) days prior to the Effective Date, certified by an officer of Borrower as true and correct;

(G)           a copy of the current certificate of inspection issued by the United States Coast Guard for such Phase Two Pool Vessel, if available, and reflecting no outstanding recommendations;

(H)          (1)           written advice from B&P International Insurance Brokerage LLC, insurance brokers, of the placement of the insurances covering such Phase Two Pool Vessel; (2) written confirmation from such brokers, that they have received no notice of the assignment (except from the Administrative Agent) of the insurances or any claim covering such Phase Two Pool Vessel; (3) an opinion of such brokers to the effect that such insurance complies with the applicable provisions of this Agreement and of the Mortgage covering such Phase Two Pool Vessel, where applicable; and (4) an agreement by such brokers, in form and substance satisfactory to the Administrative Agent, whereunder the insurances of such Phase Two Pool Vessel, and claims thereunder, will not be affected by nonpayment of premiums on any other insurances;

(I)            (I)            the K-Sea Hawaii Mortgage Assumption duly executed by K-Sea Hawaii, which shall cover each K-Sea Hawaii Phase Two Pool Vessel, (II) the K-Sea LLC Mortgage Assumption duly executed by K-Sea LLC, which shall cover each K-Sea LLC Phase Two Pool Vessel, (III) the Smith/Diving Mortgage Assumption duly executed by Smith Maritime, which shall cover each Diving Pool Vessel, (IV) the Smith/Interisland Mortgage Assumption, duly executed by Smith Maritime, which shall cover each of the Smith Maritime Phase Two Pool Vessels owned by Interisland and (V) the

Smith/Tow Boat Mortgage Assumption duly executed by Smith Maritime, which shall cover each Tow Boat Pool Vessel;

(J)            an assignment covering the earnings and requisition compensation, if any, of such Phase Two Pool Vessel, in form and substance satisfactory to the Administrative Agent, duly executed by the Credit Party that will be the owner of such Phase Two Pool Vessel upon the consummation of the Phase Two Transactions, and, in connection therewith, such Credit Party shall have executed and delivered to the Administrative Agent notices of assignment and authorizations to collect insurance claims and to collect general average contributions, in such form and in such number of counterparts as may be reasonably requested by the Administrative Agent;

(K)          an assignment covering the insurances of such Phase Two Pool Vessel, in form and substance satisfactory to the Administrative Agent, duly executed by the Credit Party that will be the owner of such Phase Two Pool Vessel upon the consummation of the Phase Two Transactions;

(L)           copies of cover notes and certificates of entry evidencing the insurance covered by such Phase Two Pool Vessel; and

(M)         authorizations to inspect class records of such Phase Two Pool Vessel by the Credit Party that will be the owner of such Phase Two Pool Vessel upon the consummation of the Phase Two Transactions, in such form and such number of counterparts as may be reasonably requested by the Administrative Agent, duly executed by such Credit Party; and

(v)           with respect to not less than fifteen (15) of the Pool Vessels (other than the Additional Pool Vessels and the Smith Maritime Pool Vessels), a true and complete copy of either (A) a certificate of ownership and encumbrance issued by the United States Coast Guard or (B) an abstract of title issued by the United States Coast Guard, in either case, showing the Credit Party that is the owner of such Pool Vessel to be the sole owner of such Pool Vessel free and clear of all Liens of record except (x) the Mortgage covering such Pool Vessel in favor of the Collateral Trustee for the benefit of the Lenders, and (y) the Permitted Liens.

(h)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of Borrower,

(i)            confirming that (1) the Smith/Sirius Acquisition Transactions has been consummated, (2) the Smith/Sirius Acquisition has been consummated in accordance with the terms and conditions of the applicable Smith/Sirius Acquisition Documents, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (3) the total consideration paid in connection with the Smith/Sirius Acquisition was not more than the $195,651,458.40 in cash and assumption of Indebtedness, plus delivery of 250,000 units in K-Sea to the Smith/Sirius Seller, subject to adjustment pursuant to the terms of the Smith/Sirius Acquisition Documents; and
(ii)           attaching a true, complete and correct copy of each of the following (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent): (1) each Smith/Sirius Acquisition Document and (2) any information the Administrative Agent may reasonably require regarding the assets and liabilities of Borrower, K-Sea LLC, Smith Maritime, K-Sea Hawaii, Diving, Interisland and Tow Boat after giving effect to the consummation of the Smith/Sirius Acquisition.

(i)            The Administrative Agent shall have received favorable written opinions (each addressed to the Lenders, the Administrative Agent and the Collateral Trustee and dated the Effective Date) from Thompson Coburn L.L.P., Holland & Knight LLP, Carlsmith Ball LLP and Baker Botts LLP, on behalf of the Credit Parties, substantially in the form of Exhibits C-1, C-2, C-3 and C-4, respectively, covering such matters relating to the Credit Parties, the Loan Documents, the Smith/Sirius Acquisition or the Phase Two Transactions as the Administrative Agent shall reasonably request.  Borrower hereby requests such counsel to deliver such opinions.

(j)            The Administrative Agent shall have received such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(k)           The Administrative Agent shall have received Uniform Commercial Code, tax and judgment lien search reports with respect to each applicable public office where Liens are or may be filed disclosing that there are no Liens of record in such official’s office covering any Collateral or showing Borrower or any other Credit Party as debtor thereunder (other than Permitted Liens) and a certificate of an officer of Borrower, dated the Effective Date, certifying that, upon the making of the Loans there will exist no Liens on the Collateral other than Permitted Liens.

(l)            There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for in this Agreement or the other Loan Documents and no action or proceeding by or before any Governmental Authority has been commenced and is pending or, to the knowledge of Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith, and the Administrative Agent shall have received a certificate, in all respects satisfactory to the Administrative Agent, of an officer of Borrower to the foregoing effect.

(m)          The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an officer of Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.02.

(n)           Prior to or simultaneously with the making of the Loans on the Effective Date, Borrower shall have fully repaid all Indebtedness set forth on Schedule 5.01 hereto and all agreements with respect thereto shall have been cancelled or terminated, all Liens, if any, securing the same shall have been terminated, and the Administrative Agent shall have received satisfactory evidence thereof.

(o)           The Lenders shall have completed a due diligence investigation of Borrower and the other Credit Parties in scope, and with results, satisfactory to the Lenders; Borrower and the other Credit Parties shall have given the Administrative Agent such access to their respective books and records as the Administrative Agent may have requested upon reasonable notice in order to carry out its investigations, appraisals and analyses, and the Administrative Agent shall have received all additional financial, business and other information regarding Borrower and the other Credit Parties and their respective properties as the Administrative Agent shall have reasonably requested.

(p)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder.

(q)           The Administrative Agent shall have received evidence satisfactory to it that the insurance required by Section 6.06 is in effect.

(r)            The Administrative Agent shall have received and accepted a desktop or visual Appraisal of all Additional Pool Vessels, Interisland Pool Vessels, Tow Boat Pool Vessels and the Diving Pool Vessel, which shall be in form and substance satisfactory to the Administrative Agent, and which shall demonstrate that the Fair Market Value of the Pool Vessels as of the Effective Date is not less than the greater of (i) $274,000,000.00 and (ii) a Fair Market Value such that the Asset Coverage Ratio shall not be less than 1.25 to 1.00.

(s)           The Administrative Agent shall have received satisfactory evidence that the Additional Pool Vessels, the Interisland Pool Vessels, Tow Boat Pool Vessels and the Diving Pool Vessel are operationally suitable for the trades in which the Additional Pool Vessels, Interisland Pool Vessels, Tow Boat Pool Vessels and the Diving Pool Vessel are expected to be engaged and can be operated by Borrower, K-Sea LLC, Interisland, Tow Boat, Diving, Smith Maritime and/or K-Sea Hawaii in their intended trades without impediment.

(t)            The Lenders shall be reasonably satisfied (i) that there shall be no litigation or administrative proceeding, or regulatory development, that would reasonably be expected to have a Material Adverse Effect on (A) the business, assets, operations, condition (financial or otherwise) or material agreements of Borrower and its Subsidiaries, (B) the business, assets, operations, condition (financial or otherwise) or material agreements of the “Subject Companies” (as defined in the Smith Acquisition Agreement), Sirius Maritime, LLC or the Smith/Sirius Seller since December 31, 2006, (C) the ability of any Credit Party to perform any of its obligations under any Loan Document, (D) the rights of or benefits available to the Administrative Agent or any Lender under any Loan Document or (E) the ability of any party to the Smith/Sirius Acquisition Documents to perform any of its obligations under the Smith/Sirius Acquisition Documents or any instrument, document or agreement evidencing the Phase Two Transactions and (ii) with the current status of, and the terms of any settlement or other resolution of, any litigation or other proceedings brought against Borrower or any Subsidiary.

(u)           The Lenders shall have completed a due diligence investigation of Smith/Sirius Seller, the “Subject Companies” (as defined in the Smith Acquisition Agreement), Sirius Maritime, LLC, Interisland, Tow Boat and Diving, in scope, and with results, satisfactory to the Lenders; the “Subject Companies”, Sirius Maritime, LLC, Interisland, Tow Boat and Diving shall have given the Administrative Agent such access to their respective books and records as the Administrative Agent may have requested upon reasonable notice in order to carry out its investigations, appraisals and analyses, and the Administrative Agent shall have received all additional financial, business and other information regarding the “Subject Companies”, Sirius Maritime, LLC, Interisland, Tow Boat and Diving and their respective properties as the Administrative Agent shall have reasonably requested.

(v)           The Lenders shall be reasonably satisfied that no material adverse change or material adverse condition in the business, assets, operations, properties, condition (financial or otherwise), liabilities (including contingent liabilities), prospects or material agreements of (i) Borrower and its Subsidiaries, (ii) the “Subject Companies” (as defined in the Smith Acquisition Agreement), (iii) Sirius Maritime, LLC or (iv) Interisland, Tow Boat or Diving has occurred since December 31, 2006.

(w)          No Event of Loss shall have occurred with respect to any of the Pool Vessels.

(x)            There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting (i) the transactions provided for in this Agreement, the other Loan Documents or the Smith/Sirius Acquisition Documents, (ii) the Smith/Sirius Acquisition Transactions or (iii) the Phase Two Transactions and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending or, to the knowledge of Borrower, threatened, seeking to prevent or delay the transactions contemplated by (x) this Agreement, the other Loan Documents or the Smith/Sirius Acquisition Documents, (y) the Smith/Sirius Acquisition Transactions or (z) the Phase Two Transactions or challenging any other terms and provisions hereof or thereof or seeking any damages in connection herewith or therewith, and the Administrative Agent shall have received a certificate, in all respects reasonably satisfactory to the Administrative Agent, of a Financial Officer of Borrower to the foregoing effect.

(y)           All material approvals and consents of all Persons required to be obtained in connection with the consummation of the Smith/Sirius Acquisition Transactions and the Phase Two Transactions shall have been obtained and shall be in full force and effect, and all required notices have been given and all required waiting periods shall have expired, and the Administrative Agent shall have received a certificate, in all respects reasonably satisfactory to the Administrative Agent, of an officer of Borrower to the foregoing effect.

(z)            The Administrative Agent shall have received copies of such environmental studies, surveys and reports, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent may reasonably require, with respect to the real property owned or leased by the “Subject Companies” (as defined in the Smith Acquisition Agreement), Sirius Maritime, LLC, Interisland, Tow Boat or Diving.

(aa)         The Administrative Agent shall have received and be reasonably satisfied with (i) the audited balance sheet of Smith/Sirius Sellers as at December 31, 2004, December 31, 2005 and December 31, 2006 and the audited results of operations, cash flows and stockholders’ equity of the Smith/Sirius Sellers for the fiscal years ending on December 31, 2005 and December 31, 2006, in each case prepared in accordance with GAAP consistently applied and certified by PricewaterhouseCoopers LLP, (ii) the financial statements of Smith/Sirius Sellers as at and for the fiscal quarter ending on June 30, 2007 and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding fiscal quarter end, and period or periods, of the previous fiscal year, (iii) biographical information in form and substance satisfactory to the Administrative Agent with respect to such officers of the “Subject Companies” (as defined in the Smith Acquisition Agreement), Sirius Maritime, LLC and the Smith/Sirius Sellers as the Administrative Agent may reasonably request, together with a summary of the anticipated roles of such officers after the consummation of the Smith/Sirius Acquisition and (iv) the audited consolidated Financial Statements (with an unqualified opinion) of Borrower and K-Sea as at and for the fiscal year ending June 30, 2006, prepared and certified by PricewaterhouseCoopers LLP.

(bb)         The Administrative Agent and the Lenders shall have received and be satisfied with consolidated and consolidating pro forma balance sheets of Borrower and its Subsidiaries as of the Effective Date, after giving effect to the Transactions, the Smith/Sirius Acquisition Transactions (including all debt and equity issuances in connection therewith) and the Phase Two Transactions.

(cc)         The Administrative Agent shall have received a certificate of a Financial Officer of K-Sea setting forth reasonably detailed calculations demonstrating pro forma compliance with Sections 7.01, 7.02, 7.03 and 7.04 hereof as of the Effective Date, after giving effect to the Transactions and the consummation of the Smith/Sirius Acquisition Transactions (including all debt and equity issuances in connection therewith) and the Phase Two Transactions.

(dd)         The Administrative Agent shall have a certificate from a Financial Officer of K-Sea demonstrating in reasonable detail that as of the Effective Date, after giving effect to the Transactions and the consummation of the Smith/Sirius Acquisition Transactions (including all debt and equity issuances in connection therewith) and the Phase Two Transactions, pro forma EBITDA is not less than $95,000,000.

(ee)         Borrower shall have received proceeds in an amount of not more than $60,000,000 from the incurrence of the Bridge Loan.

(ff)           All legal matters with respect to and all legal documents (including, but not limited to, the Loan Documents) executed in connection with the transactions contemplated by this Agreement shall be satisfactory to counsel for the Administrative Agent.

The Administrative Agent (acting itself or through its counsel) shall notify Borrower, the Lenders, the L/C Issuer and the Collateral Trustee of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of Lenders to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.06 hereof) at or prior to 3:00 p.m., New York City time, on or prior to August 31, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 5.02         Each Loan and Letter of Credit.

The obligation of each Lender to make a Loan (other than a Loan made by a Lender pursuant to Section 2.14(e)), and the obligation of the L/C Issuer to issue a Letter of Credit (including the initial issuance thereof) or renew a Letter of Credit and the right of Borrower to request the issuance or renewal of a Letter of Credit, shall each be subject to the further conditions precedent that on the date of the making of each Loan, issuance or renewal:

(a)           The representations and warranties of each Credit Party set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Loan, issuance or renewal, except to the extent such representations and warranties relate to an earlier date.

(b)           At the time of and immediately after giving effect to such Loan or issuance, no Default shall have occurred and be continuing and the aggregate Revolving Credit Exposure of all Lenders shall not exceed the Borrowing Base.

(c)           The Administrative Agent shall have received a Loan Request meeting the requirements of Section 2.04 or a Credit Request meeting the requirements of Section 2.14.

(d)           The Administrative Agent shall have received such other documentation and assurances as shall be reasonably required by it in connection with the making of such Loan or the issuance or renewal of such Letter of Credit.

The making of each Loan and the issuance and renewal of each Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 5.02.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan, all Reimbursement Obligations and all fees and other amounts (other than contingent indemnity obligations) payable under the Loan Documents shall have been paid in full, Borrower covenants and agrees with the Lenders that:

Section 6.01         Financial Statements and Other Information.

(a)           Borrower shall deliver to the Administrative Agent and the Lenders, at Borrower’s sole expense:  (i) as soon as available but no later than forty-five (45) days after the end of each fiscal quarter, the unaudited consolidated Financial Statements of Borrower and K-Sea for such interim fiscal period, prepared in accordance with GAAP and certified by the Financial Officer of Borrower and K-Sea, respectively, (ii) as soon as available after the end of each fiscal year, annual financial projections of Borrower prepared in accordance with GAAP by the Financial Officer of Borrower, using monthly data, and (iii) as soon as available but no later than one hundred twenty (120) days after the end of each fiscal year or as required under any regulations to which Borrower or K-Sea is subject, the audited consolidated Financial Statements (with an unqualified opinion without a going concern qualification) of Borrower and K-Sea for such fiscal year, prepared and certified by independent certified public accountants acceptable to Lenders.  All of the foregoing shall be in such form and together with such information with respect to the business of Borrower, as Lenders may in each case request as reasonably calculated by Lenders to enable them to confirm and prove elements of the Financial Statements.  Borrower shall keep and maintain its books and records in accordance with GAAP, consistently applied.

(b)           Concurrently with any delivery of Financial Statements under clause (a)(i) above, Borrower shall deliver to Lenders a certificate of a Financial Officer of K-Sea (i) certifying as to whether a Default has occurred since the delivery of the previous such certificate or to the date hereof and, if such a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.01, 7.02, 7.03 and 7.04 hereof (which calculations with respect to Section 7.04 shall be based on the then most recent Appraisals of the Pool Vessels and the aggregate Revolving Credit Exposure of all Lenders as of the last day of the fiscal quarter covered by such Financial Statements) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited Financial Statements referred to in Section 4.04 or Section 6.01 hereof, as applicable, has materially and adversely effected the Financial Statements accompanying such certificate and, if so, the estimated dollar amount thereof.

(c)           Promptly after the same become publicly available, Borrower shall make available (which shall include through electronic availability by filing with the Securities and Exchange Commission) to the Administrative Agent and the Lenders copies of all financial statements required to be prepared and delivered in accordance with Section 6.01(a) and other periodic and other reports, proxy statements and other materials filed by Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(d)           Promptly following any request therefor, Borrower shall deliver to the Administrative Agent and the Lenders such other information regarding the operations, business affairs and financial condition of K-Sea or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Section 6.02         Pool Vessel Appraisals.

The Administrative Agent may conduct, and Borrower shall cooperate in the conduct of, a visual Appraisal of any or all of the Pool Vessels at Borrower’s expense, over every twelve (12) month period of this Agreement in the absence of an Event of Default and at any time during the continuance of an Event of Default.  The first twelve-month period will begin on the Effective Date; provided that Borrower will allow access to any Appraiser selected by the Administrative Agent to attend and appraise any Pool Vessel in drydock at any time on reasonable notice.  Each fiscal year, Borrower shall provide the Administrative Agent with a drydock schedule and location of drydock.  As soon as available after each Anniversary Date, Borrower shall provide the Administrative Agent with desktop Appraisals on all Pool Vessels in the Collateral.

Section 6.03         Fees and Expenses.

Borrower shall pay, on demand of the Administrative Agent and delivery to Borrower of invoices therefor, all actual out-of-pocket costs, expenses, filing fees and taxes payable in connection with the negotiation, preparation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, the Lenders’ rights in the Collateral, this Agreement and all other existing and future agreements or documents contemplated herein or related hereto, including any amendments, waivers, supplements or consents which may hereafter be made or entered into in respect hereof, or in any way involving claims or defense asserted by the Lenders or claims or defenses against the Lenders asserted by Borrower or any guarantor, including, without limitation, the Guarantors, or any third party directly or indirectly arising out of or related to the relationship between Borrower and the Lenders, including, but not limited to, the following, whether incurred before, during or after the initial or any renewal term or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute: (a) all costs and expenses of filing or recording (including the UCC financing statement and any Mortgage filing taxes and fees, abstract fees relating to the Pool Vessels, documentary taxes, intangibles taxes, etc., if applicable); (b) all insurance premiums, appraisal fees, fees incurred in connection with any environmental report, audit or survey and search fees; (c) all fees as then in effect relating to the wire transfer of loan proceeds and other funds and fees then in effect for returned checks and credit reports; (d) with respect to periodic field examinations of the Collateral and Borrower’s operations, a per diem charge at the rate of $1,000.00 per person per day for Lenders’ internal examiners in the field and office in excess of three (3) days per visit; and (e) the reasonable, documented costs, fees and disbursements of outside counsel to Lenders, including, but not limited to, such fees and disbursements incurred as a result of litigation between the parties hereto, any third party and in any appeals arising therefrom.  Any of the foregoing amounts that are paid by Lenders shall, until reimbursed by or on behalf of Borrower, constitute Obligations of Borrower secured by the Collateral.

Section 6.04         Notices of Material Events.

Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing, commencement or written threat of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Borrower or any other Person or affecting Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.05         Existence; Conduct of Business.

Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that, after the consummation of the Phase Two Transactions, Borrower may dissolve Diving, Interisland, Tow Boat and Marine Logistics, Inc. (as each such Subsidiary shall have been converted to a limited liability company).

Section 6.06         Insurance.

(a)           With respect to the Collateral and other assets, Borrower shall maintain, and cause each Subsidiary Guarantor to maintain, insurance at all times, with financially sound and reputable insurers that are reasonably acceptable to the Administrative Agent.  With respect to insurance on all Collateral, all such insurance policies shall be in such form, substance, amounts and coverage as may be satisfactory to the Administrative Agent, including, without limitation, insurance on hull and machinery, protection and indemnity, loss or damage to vessels, damage to property of third parties (including customers), loss or contamination of cargo, personal injuries to employees or third parties, and pollution and other related environmental damage.

(b)           Such insurance shall provide for thirty (30) days’ prior written notice to the Administrative Agent of any reduction or cancellation of coverage on account of default in the payment of any premium and shall provide Lenders with the opportunity to cure nonpayment.  Borrower hereby irrevocably appoints the Administrative Agent with full right of delegation by the Administrative Agent as attorney-in-fact for Borrower to obtain, at Borrower’s expense, any such insurance should Borrower or any Subsidiary Guarantor fail to do so and, after an Event of Default, to adjust or settle any claim or other matter under or arising pursuant to such insurance or to amend or cancel such insurance.  Borrower shall deliver to the Administrative Agent evidence of such insurance and a lender’s loss payable endorsement satisfactory to the Administrative Agent as to all existing and future insurance policies with respect to the Collateral.  Borrower shall deliver to the Administrative Agent, in kind, all instruments representing proceeds of insurance received by Borrower or any Subsidiary Guarantor.  Except as otherwise specifically provided herein or in the Mortgage as to any Pool Vessel, the Administrative Agent may apply any insurance proceeds received by the Administrative Agent or the Collateral Trustee at any time to the cost of repairs to or replacement of any portion of the Collateral and/or, at the Administrative Agent’s option, to payment of or as security for any of the Obligations, whether or not due, in any order or manner as the Administrative Agent may determine.  Borrower will insure, and cause each Subsidiary Guarantor to insure, each Pool Vessel in accordance with Section 1.18 of the Mortgage. Nothing in this Agreement shall be construed to limit or restrict the provisions of Section 1.18 of the Mortgage, but shall be in addition thereto.

Section 6.07         Taxes; Use.

Borrower agrees that it will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments, licensing obligations and governmental charges or levies imposed on the income, profits, sale, business or properties of Borrower and its Subsidiaries prior to the date upon which penalties attach for non-payment thereof, and promptly discharge any liens, encumbrances or other claims which may be levied or claimed against any of the Collateral, provided that (i) any such tax, assessment, charge or levy need not be paid if the payment thereof is being contested in good faith and by appropriate proceedings, (ii) for which adequate book reserves, determined in accordance with GAAP, shall be set aside, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, and provided, further, that if any such tax, assessment, charge or levy lawfully imposed shall remain unpaid after the date upon which a Lien on any Collateral arises or may be imposed as a result of such non-payment, or if any Lien is claimed for any other reason against any of the Collateral, which if foreclosed would in the opinion of the Administrative Agent adversely affect the value of the Lenders’ security interest in any of the Collateral, the Lenders may pay and discharge such taxes, assessments, charges, levies and Liens, and the amount so paid by the Lenders shall be payable on demand and if not paid promptly, will be charged to the appropriate Loan Account and shall be secured by the Collateral.  Borrower will, and will cause each of its Subsidiaries, to comply with all laws and all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, applicable to the Collateral or to the operation of the business of Borrower.

Section 6.08         Maintenance of Properties; Use and Operation of Pool Vessels.

Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.  Borrower shall require at all times that any demise charterer or operator of any of the Pool Vessels shall use its due diligence to operate, maintain, repair, insure, man and supply the Pool Vessels or any of them in a careful and proper manner, comply in all material respects with and conform to all governmental laws, rules and regulations and insurance restrictions relating thereto, and operate any such Pool Vessels with competent and duly qualified personnel.  Borrower shall ensure that none of the Pool Vessels is traded, located, operated or used, directly or indirectly, in a Prohibited Jurisdiction or by a Prohibited Person, and no charterer nor any subcharterer or shipper shall be a Prohibited Person or organized in a Prohibited Jurisdiction.

Section 6.09         Books and Records; Inspection Rights.

Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities.  Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, including, without limitation, the Collateral, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  Borrower shall provide to the Administrative Agent advance notice of all surveys and regulatory inspections in order that the Administrative Agent or its agent may observe and participate.  All records, computer tapes, discs and other data storage devices, ledger sheets, correspondence, invoices, delivery receipts, documents and instruments relating to the Collateral shall also constitute Collateral and, unless and until delivered to the Administrative Agent or the Lenders, shall be kept by Borrower, without cost to Lenders, in appropriate containers and in safe places, and if the Administrative Agent or the Lenders should so request, shall bear suitable legends identifying them as being under any Administrative Agent’s dominion and control.  The Administrative Agent and the Lenders shall at all reasonable times have full access to and the right to audit any and all of Borrower’s books, computer tapes, discs and other data storage devices and records, including, but not limited to, books and records pertaining to the Collateral and including all files and correspondence with creditors and customers, and to confirm and verify the value and collectibility of the Collateral and to do whatever else the Administrative Agent or the Lenders reasonably may deem necessary to protect its interests.

Section 6.10         Use of Proceeds.

(a)           The proceeds of the Tranche A Loans can be used for any purpose in the ordinary course of business, including distributions to K-Sea for the purpose of making minimum quarterly distributions to partners in K-Sea, acquisition of entities or specific vessels from unaffiliated third parties, or, if from an Affiliate, an acquisition which is made on terms equivalent to an arm’s-length basis, or financing other rebuilding, retrofitting, upgrading or capital improvements on Pool Vessels or other Vessels owned by Borrower or any Subsidiary Guarantor.

(b)           The proceeds of the Tranche B Loans shall be used to finance, in part, the Smith/Sirius Acquisition.

(c)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any margin stock (as defined under Regulation U of the Board) or for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.  Borrower shall not invest, lend or otherwise distribute the proceeds of any Loan made under this Agreement in or to any Person other than Borrower, K-Sea or any Subsidiary Guarantor, except as set forth in Section 6.10(a) and 6.10(b).

Section 6.11         U.S. Person.

(a)           Borrower shall at all times until the Lien of the Mortgage shall be discharged and there are no Loans outstanding hereunder be a limited partnership organized under the laws of Delaware or another state within the United States.

(b)           Each of K-Sea LLC and Smith Maritime shall at all times until the Lien of the Mortgage shall be discharged and there are no Loans outstanding hereunder be a limited liability company organized under the laws of Delaware or another state within the United States.

(c)           Each of K-Sea Hawaii and K-Sea Transportation Inc. shall at all times until the Lien of the Mortgage shall be discharged and there are no Loans outstanding hereunder be a corporation organized under the laws of Delaware or another state within the United States.

(d)           Each of Interisland, Tow Boat and Diving shall at all times until the Interisland I Mortgage, the Interisland II Mortgage, the Interisland III Mortgage, the Tow Boat Mortgage and the Diving Mortgage have been assumed by K-Sea LLC, K-Sea Hawaii and Smith Maritime, respectively, pursuant to the Mortgage Assumptions be a corporation or limited liability company organized under the laws of Hawaii or another state within the United States.

Section 6.12         Documentation.

Borrower will, and will cause each Subsidiary Guarantor to, comply with and satisfy all provisions of the laws and regulations of the United States now or hereafter from time to time in effect in order that the Pool Vessels shall continue to be documented vessels pursuant to the laws of the United States as vessels of the United States under the United States flag with such endorsements as shall qualify the Pool Vessels for participation in the coastwise trade and such other trades and services to which they may be dedicated from time to time.

Section 6.13         Further Assurances.

Borrower will, promptly at any time and from time to time, at its sole expense, execute and deliver, and cause its Subsidiaries to execute and deliver, to the Administrative Agent such further instruments and documents, and take such further action, as the Administrative Agent may from time to time request in order to further carry out the intent and purpose of the Loan Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Administrative Agent and the Lenders hereby and thereby, including, without limitation, the execution, delivery, recordation and filing of financing statements and continuation statements.  Borrower hereby authorizes the Administrative Agent, in such jurisdictions where such action is authorized by law, to effect any such recordation or filing of financing statements and continuation statements without the signature of Borrower thereon and to file as valid financing statements in the applicable financing statement records, photocopies hereof and of any other financing statement executed in connection herewith.  The Administrative Agent agrees to provide Borrower with copies of UCC filings, but shall have no liability for failure to do so and such failure shall not serve as a defense to the performance by any party of its obligations under the Loan Documents.

Section 6.14         Borrower’s Title; Lenders’ Security Interest; Personal Property.

Borrower shall warrant and defend its good and marketable title in and to the Pool Vessels, and the Administrative Agent’s and the Collateral Trustee’s perfected first priority security interest in the Collateral, against all claims and demands whatsoever.  Borrower agrees that the Pool Vessels shall be, and at all times and remain, separately identifiable personal property.  Borrower shall, at its sole expense, take such action (including the obtaining and recording of waivers) as may be necessary to prevent any Person from acquiring any right to or interest in the Pool Vessels by virtue of the Pool Vessels being deemed to be real property or a part of real property or a part of other personal property, and if at any time any Person shall claim any such right or interest, Borrower shall, at its expense, cause such claim to be waived in writing or otherwise eliminated by bonding or substitution of security to the Administrative Agent’s satisfaction within thirty (30) days after such claim shall have first become known to Borrower.

Section 6.15         Indemnification.

Without limiting the generality of any other provision hereof, Borrower shall indemnify, protect, save and keep harmless the Administrative Agent, the L/C Issuer, the Collateral Trustee and each Lender from and against any reduction in the amount payable out of the Collateral to such Person with respect to the Obligations, or any other loss, cost or expense (including reasonable legal fees) incurred by such Person, as the result of any breach of the provisions of this Article VI.

Section 6.16         Performance of Contracts.

Borrower will, and will cause each Subsidiary Guarantor to, duly observe and perform in all material respects all covenants and obligations to be performed by it under any charter or any other contract for use of the Pool Vessels or any of them and will promptly take any and all action as may be reasonably necessary to enforce its rights under any such charter or contract or to secure the performance by such charterer or operator of such party’s obligations under any such charter or contract.  If an Event of Default shall have occurred and be continuing, Borrower shall not, and shall not permit any Subsidiary Guarantor to, amend, terminate or otherwise modify the terms of any such charter or contract without the prior written consent of the Lenders, which shall not be unreasonably withheld or delayed, but to which reasonable conditions may be attached; provided, however, the Lenders shall have no obligation to consent to any termination or to any amendment or modification, if in the Lenders’ judgment such amendment or modification would materially increase the Lenders’ risks in the transaction, reduce its returns or otherwise disadvantage the Lenders.

Section 6.17         Environmental Compliance.

Borrower (a) shall, and it shall require that any and all subcharterers, managers, employees, contractors, subcontractors, agents, representatives, Affiliates, consultants, occupants and any and all other Persons, (i) comply in all material respects with all applicable Environmental Laws, (ii) use, employ, process, emit, generate, store, handle, transport, dispose of and/or arrange for the disposal of any and all Hazardous Materials in, on, or, directly or indirectly, related to or in connection with any of the Pool Vessels or any portion thereof in a manner consistent with prudent industry practice and in compliance in all material respects with all applicable Environmental Laws, and in a manner which does not pose a significant risk to human health, safety (including occupational health and safety) or the environment, and (iii) obtain, maintain, and have on board each of the Pool Vessels any required Certificate of Financial Responsibility; and (b) shall, and it shall require that any charterer of any of the Pool Vessels or any of them or any other Person that may have custody of any of the Pool Vessels shall, upon the occurrence or discovery of an Environmental Event with respect to such Pool Vessel, promptly carry out, using Borrower’s or such other Person’s own funds or proceeds of insurance with respect thereto, such actions as may be necessary to remediate or cure such Environmental Event in compliance in all material respects with all Applicable Laws, to comply in all material respects with all applicable Environmental Laws and to alleviate any significant risk to human health or the environment if the same arises from a condition on or in respect of the Pool Vessel, whether existing prior to or during the term of this Agreement or the term of any such the charter.  Once Borrower or such other Person commences such actions, Borrower shall, and shall cause such other Person to, thereafter diligently and expeditiously proceed to comply in all material respects in a timely manner with all Environmental Laws and to eliminate any significant risk to human health or the environment arising from such Environmental Event and shall, at the request of the Administrative Agent, give periodic progress reports to the Administrative Agent and the Lenders on its compliance efforts and actions.  Nothing contained herein will relieve or discharge or in any way affect the obligation of Borrower to cure promptly any violations of Applicable Law or to pay and discharge any Liens against any of the Pool Vessels.

Section 6.18         Subsidiary Guaranties.

Upon the formation or acquisition of any Subsidiary of Borrower (other than an Excluded Subsidiary), Borrower shall cause each such Subsidiary to provide a Subsidiary Guaranty to the Administrative Agent substantially in the form attached hereto as Exhibit H.  In the event any Subsidiary of Borrower is an entity other than a corporation, the form of Subsidiary Guaranty shall be modified to reflect the nature of such entity.

Section 6.19         Relating to the Vessels.

(a)           Borrower shall maintain and cause each of its Subsidiaries to maintain, a certified copy of each Mortgage, together with a notice thereof, aboard each of the Pool Vessels owned by it.

(b)           Borrower shall maintain and cause each of its Subsidiaries to maintain the Pool Vessels (which are required to be classed in order to operate in the service in which they are operating) in the highest classification required to be maintained in order to operate in such service for vessels of like age and type by the American Bureau of Shipping or any other classification society reasonably satisfactory to the Administrative Agent.

(c)           Borrower shall, and shall cause each Subsidiary Guarantor to, permit the Administrative Agent to have the Pool Vessels surveyed by marine engineers or other surveyors selected by the Administrative Agent, in its sole discretion, at such times and with such frequency as the Administrative Agent may reasonably request.  The costs of such surveys and inspections shall be allocated as follows: (i) so long as no Event of Default has occurred and is then continuing, the cost of one such survey and inspection every three years shall be borne by Borrower, and (ii) whenever an Event of Default exists hereunder, the costs of all surveys (including, without limitation, Visual Surveys) and inspections shall be borne by Borrower.

Section 6.20         Working Capital Clean-Down.

Borrower will cause Loans the proceeds of which were used for working capital purposes (as identified in accordance with clause (vi) of Section 2.04 hereof) and not for vessel acquisitions or expansion capacity, to be reduced to zero for fifteen (15) consecutive days during each twelve (12) month period beginning with the Effective Date.

Section 6.21         Qualified Equity Issuance.

K-Sea shall commence, within 15 days after the Effective Date, the Qualified Equity Issuance.

Section 6.22         Phase Two Transaction.

(a)           Borrower shall cause the Phase Two Transactions to be consummated on or before the tenth (10th) day following the Effective Date and upon such consummation, the Administrative Agent shall receive:

(i)            promptly after becoming available from the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia and in any event within two (2) Business Days thereafter, with respect to each Phase Two Pool Vessel, in form and substance satisfactory to the Administrative Agent, and in sufficient copies, a true and complete copy of either (1) a certificate of ownership and encumbrance issued by the United States Coast Guard or (2) an abstract of title issued by the United States Coast Guard, in either case, showing (A) K-Sea LLC to be the owner of the K-Sea LLC Phase Two Pool Vessels, (B) Smith Maritime to be the owner of the Smith Maritime

Pool Vessels and (C) K-Sea Hawaii to be the owner of the K-Sea Hawaii Phase Two Pool Vessels, in each case free and clear of all Liens of record except (x) the Mortgage covering such Phase Two Pool Vessel in favor of the Collateral Trustee for the benefit of the Lenders (as assumed by K-Sea LLC, Smith Maritime or K-Sea Hawaii, as the case may be), and (y) the Permitted Liens; and
(ii)           a certificate, signed by a Financial Officer of Borrower, attaching a true, complete and correct copy of each of the instruments, documents and agreements evidencing the Phase Two Transactions (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)           In the event that the Phase Two Transactions shall not have been consummated by the seventh (7th) day following the Effective Date, Borrower shall cause to be delivered to the Administrative Agent: (i) notices of assignment and authorizations to collect insurance claims and to collect general average contributions, in such form and in such number of counterparts as may be reasonably requested by the Administrative Agent, duly executed by each of Diving, Interisland and Tow Boat in connection with the Earnings Assignments delivered by such Credit Parties, (ii) authorizations to inspect class records of the Phase Two Pool Vessels by each of Diving, Interisland and Tow Boat, in such form and such number of counterparts as may be reasonably requested by the Administrative Agent, duly executed by each such Credit Party and (iii) such other notices and authorizations in connection with the Earnings Assignment and the Assignments of Insurances delivered by Diving, Interisland and Tow Boat, each in such form and in such number of counterparts as may be reasonably requested by the Administrative Agent, duly executed by each of Diving, Interisland and Tow Boat.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan, all Reimbursement Obligations and all fees and other amounts (other than contingent liability obligations) payable hereunder have been paid in full Borrower covenants and agrees with Lenders that:

Section 7.01         Fixed Charge Coverage Ratio.

Borrower shall not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.85 to 1.00.

Section 7.02         First Lien Funded Debt to EBITDA Ratio.

Until the first date after the Effective Date on which (i) the Tranche B Commitments shall have been terminated and the Bridge Loan and the Tranche B Loans shall have been paid in full and (ii) K-Sea and its consolidated Affiliates (including, without limitation, Borrower and the Guarantors) shall not have outstanding (A) any Indebtedness secured by a Second-Priority Lien or (B) any Subordinated Indebtedness (the first date the events set forth in both clauses (i) and (ii) herein have occurred being called, the “Adjustment Date”), Borrower shall not permit the First Lien Funded Debt to EBITDA Ratio at any time during each period set forth below to be greater than the ratio set forth below with respect to such period:

Period	Ratio
Effective Date to December 31, 2007	4.25 to 1.00
January 1, 2008 and thereafter	4.00 to 1.00

Section 7.03         Total Funded Debt to EBITDA Ratio.

Borrower shall not permit the Total Funded Debt to EBITDA Ratio at any time to be greater than 4.75 to 1.00; provided that from and after the Adjustment Date, Borrower shall not permit the Total Funded Debt to EBITDA Ratio at any time during each period set forth below to be greater than the ratio set forth below with respect to such period:

Period	Ratio
Adjustment Date to and including June 30, 2009	4.00 to 1.00
July 1, 2009 and thereafter	3.75 to 1.00

Section 7.04         Asset Coverage Ratio.

Borrower shall not permit the Asset Coverage Ratio as of the last day of each fiscal quarter to be less than 1.25 to 1.00.

Section 7.05         No Liens.

(a)           Borrower shall not and shall not permit any Subsidiary Guarantor or any charterer of the Pool Vessels or any of them to create, assume or suffer to exist any Lien of any kind upon (i) the Collateral except for (A) Liens in favor of the Administrative Agent and the Collateral Trustee, (B) Permitted Liens and (C) in the event such Liens are granted to secure the Bridge Loan pursuant to the terms of the Bridge Loan Agreement, Permitted Bridge Loan Liens or (ii) any of Borrower’s or any Subsidiary Guarantor’s accounts receivable except for (A) Liens in favor of the Administrative Agent and the Collateral Trustee, (B) Permitted Liens and Liens of the type described in the definition of “Permitted Liens” in respect of all vessels owned by Borrower or any direct or indirect Subsidiary of Borrower, (C) any Lien on any property or asset of Borrower or any Subsidiary Guarantor existing on the Effective Date and set forth on Schedule 7.05, provided that (1) such Lien shall not apply to any other property or asset of Borrower or any Subsidiary Guarantor and (2) such Lien shall secure only those obligations which it secures on the Effective Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (D) Permitted Bridge Loan Liens and any Second-Priority Lien securing Indebtedness permitted by Section 7.12(a) the proceeds of which are used to repay in whole or in part the Bridge Loan and the Tranche B Loans, and (E) Liens on charters, charter hire, freights or earnings with respect to any vessel (other than a Pool Vessel) granted in connection with the granting of a preferred mortgage on any such vessel after the Effective Date.

(b)           Prior to the repayment in full of the Bridge Loan and the repayment in full of the Tranche B Loans and the termination of the Tranche B Commitments, Borrower shall not and shall not permit any Subsidiary Guarantor or any charterer of any vessels or any of them to create, assume or suffer to exist any Lien of any kind upon any of Borrower’s or any Subsidiary Guarantor’s property or assets (including, without limitation, accounts receivable and any vessel not included as a Pool Vessel) except for:

(i)            Liens in favor of the Administrative Agent and the Collateral Trustee;
(ii)           Permitted Liens and Liens of the type described in the definition of “Permitted Liens” in respect of all vessels owned by Borrower or any direct or indirect Subsidiary of Borrower;
(iii)          Liens on fixed or capital assets acquired, constructed or improved by Borrower or any Subsidiary Guarantor, provided that (A) such Liens secure Indebtedness permitted by clause (vi) of Section 7.12(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Lien shall not apply to any other property or asset of Borrower or any Subsidiary Guarantor;
(iv)          any Lien on any property or asset of Borrower or any Subsidiary Guarantor existing on the Effective Date and set forth on Schedule 7.05, provided that (A) such Lien shall not apply to any other property or asset of Borrower or any Subsidiary Guarantor and (B) such Lien shall secure only those obligations which it secures on the Effective Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and
(v)           Permitted Bridge Loan Liens and any Second-Priority Lien securing Indebtedness permitted by Section 7.12(a) the proceeds of which are used to repay in whole or in part the Bridge Loan and the Tranche B Loans.

Section 7.06         No Changes in Borrower.  Borrower shall not (a) materially change its business; (b) change the form of organization of its business; or (c) without thirty (30) days’ prior written notice to the Administrative Agent, change its name or jurisdiction or organization.

Section 7.07         No Disposition of Assets.

Without the prior written consent of Lenders (which shall not be unreasonably withheld), Borrower shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly sell, lease (other than a charter of a Pool Vessel permitted under the Mortgage), transfer, assign, abandon, exchange or otherwise relinquish possession or dispose of any part of the Collateral or any material portion of its other assets (other than (i) Collateral or other assets that are obsolete or worn out, or equipment disposed of, if worn out, and replaced with equipment of the same or better quality and value, in the ordinary course of business, (ii) sales, leases, transfers, assignments, abandonments, exchanges, relinquishments of possession or dispossessions of Collateral or other assets having an aggregate value not to exceed $1,000,000 during the term hereof), (iii) the Phase Two Transactions and (iv) after the consummation of the Phase Two Transactions, in connection with the dissolution by Borrower of Diving, Interisland, Tow Boat and Marine Logistics, Inc. (as each such Subsidiary shall have been converted to a limited liability company)).

Section 7.08         Fundamental Changes.

(a)           Borrower will not, and will not permit any Subsidiary Guarantor to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing; provided (i) any Person may merge into Borrower in a transaction in which Borrower is the surviving corporation, (ii) any Person may merge into  any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary Guarantor may sell, transfer, lease or otherwise dispose of its assets to Borrower or to another Subsidiary Guarantor, (iv) any Subsidiary Guarantor (including, without limitation, after the consummation of the Phase Two Transactions, Diving, Interisland, Tow Boat and Marine Logistics, Inc. (as each such Subsidiary shall have been converted to a limited liability company)) may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to Lenders and (v) the Credit Parties may consummate the Phase Two Transaction.

(b)           Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Borrower, or related to its Subsidiaries on the date of execution of this Agreement.

Section 7.09         Transactions with Affiliates.

Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Borrower and its Subsidiaries not involving any other Affiliate (c)  any transaction permitted by Section 7.08 hereof and (d) the Phase Two Transactions; provided that the foregoing provisions of this Section 7.09 shall not prohibit any such Person from declaring or paying any lawful Distributions so long as, after giving effect thereto, no Default shall have occurred and be continuing.  No funds provided by Lenders to Borrower hereunder shall be employed for purposes other than corporate purposes of Borrower and for use in Borrower’s business.

Section 7.10         Restrictive Agreements.

Borrower will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary Guarantor to create, incur or permit to exist any Lien upon any of its property or assets, which restriction (or condition) is more restrictive, in substance, than the restrictions in Section 7.05 hereof, or (b) the ability of any Subsidiary Guarantor to pay Distributions or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to guaranty Indebtedness of Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.11         Limitations on Advances and Distributions.

Borrower shall not make distributions to any limited or general partner of Borrower during the continuance of an Event of Default if, following the occurrence of such Event of Default, Lenders send a notice to Borrower asserting or confirming such Event of Default (regardless of whether any notice shall have been required to create such Event of Default in any case).  Borrower shall not make any loans or advances to any Affiliate or related Persons of Borrower, except K-Sea, any Excluded Subsidiary and any Subsidiary Guarantor; provided that, (i) except for the loan described in clause (ii) of this proviso, the aggregate outstanding amount of all such loans and advances to the Excluded Subsidiaries shall not exceed $2,000,000 at any one time and (ii) Borrower may make a loan to K-Sea Canada Corp. in a principal amount not to exceed $13,100,000.

Section 7.12         Limitations on Other Indebtedness.

(a)           Prior to the repayment in full of the Bridge Loan and the repayment in full of the Tranche B Loans and the termination of the Tranche B Commitments, Borrower shall not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness under the Loan Documents;
(ii)           Indebtedness under the Bridge Loan Agreement, including any extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof and are otherwise on terms and conditions reasonably acceptable to the Administrative Agent;
(iii)          Indebtedness constituting an extension, renewal or replacement of the Tranche B Loans that does not increase the outstanding principal amount thereof and is otherwise on terms and conditions reasonably acceptable to the Administrative Agent;
(iv)          Subordinated Indebtedness the proceeds of which are used to repay the Bridge Loan or the Tranche B Loans;
(v)           Indebtedness existing on the Effective Date and set forth on Schedule 7.12, including any extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(vi)          Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not created in contemplation of such acquisition), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) such Indebtedness does not exceed the cost of acquiring, constructing or improving such assets, (iii) both before and after giving effect to the incurrence of such Indebtedness, no Default shall have occurred and be continuing and (iv) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $10,000,000 at any time outstanding; and
(vii)         Indebtedness of a Subsidiary to any other Subsidiary and of any Subsidiary to Borrower.

(b)           Prior to the repayment in full of the Bridge Loan and the repayment in full of the Tranche B Loans and the termination of the Tranche B Commitments, Borrower shall not, and it will not permit any Subsidiary to, (i) issue any preferred equity securities (other than issuances of preferred equity securities the Net Proceeds from which shall be used to repay the Bridge Loan or the Tranche B Loans) or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of equity securities of Borrower or any Subsidiary or any option, warrant or other right to acquire any such shares of equity securities.

Section 7.13         Limitation on Investments, Loans, Advances, Guarantees and Acquisitions.

Prior to the repayment in full of the Bridge Loan and the repayment in full of the Tranche B Loans and the termination of the Tranche B Commitments, Borrower shall not, and shall not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, or purchase, hold or acquire any “derivative” (other than a Hedging Agreement entered in to with any Lender (or any Affiliate thereof) as a counterparty permitted hereby), except:

(a)           as permitted by Sections 7.15 and 7.16;

(b)           investments existing on the Effective Date and set forth on Schedule 7.13;

(c)           investments made by Borrower in the Capital Stock of its Subsidiaries and investments made by a Subsidiary in the Capital Stock of any other Subsidiary; and

(d)           Indebtedness permitted to be incurred pursuant to Section 7.12.

Section 7.14         Limitations on Negative Pledge.

Borrower shall not suffer to exist in favor of any Person other than Administrative Agent, the Collateral Trustee and the Lenders any agreement prohibiting Borrower or any Subsidiary from entering into or suffering to exist any agreement that prohibits or conditions the creation or assumption of any Lien upon any of its property or assets except those in favor of such Person (any such agreement, a “Negative Pledge”).  The forgoing shall not apply to (i) customary restrictions and conditions contained in agreements relating the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (ii) customary restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted to be incurred hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (iii) customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.15         Acquisitions.

Borrower shall not, and shall not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger) any capital stock or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except (a) as permitted by Section 7.16 and (b) Permitted Acquisitions by Borrower or any Subsidiary; provided that Borrower shall have delivered to the Administrative Agent and the Lenders not less than 15 Business Days prior to the consummation of any such Permitted Acquisition a certificate of a Financial Officer of Borrower in form and substance satisfactory to the Administrative Agent evidencing projected pro forma compliance with Sections 7.01, 7.02, 7.03 and 7.04 after giving effect to such Permitted Acquisition for the period from the date of such Permitted Acquisition to the Maturity Date.

Section 7.16         Partnerships, Joint Ventures.

Borrower shall not, and shall not permit any of its Subsidiaries to, become a general partner in any general or limited partnership or joint venture, except with respect to any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of any Person, any capital contribution to such Person or any other investment in such Person which individually or in the aggregate with all such other investments during the term hereof shall not exceed $20,000,000.

Section 7.17         Capital Expenditures.

Borrower shall not make or become obligated to make, and shall not permit any of its Subsidiaries to make or become obligated to make, Capital Expenditures in respect of any fiscal year in an amount greater than $75,000,000 in the aggregate.

Section 7.18         Prepayments of Indebtedness.

Borrower shall not, and shall not permit any Subsidiary to, prepay or obligate itself to prepay any Indebtedness, except (i) Indebtedness under the Loan Documents, (ii) Indebtedness under the Bridge Loan Agreement and (iii) refinancing on terms equal or more favorable to Borrower of Indebtedness set forth on Schedule 7.12.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01         Events of Default.

Each of the following events shall constitute “Events of Default”:

(a)           Borrower shall fail to pay any principal of or interest on any Loan or any fee, expenses or any other amount payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) Business Days;

(b)           any representation or warranty made or deemed made by or on behalf of Borrower or any Subsidiary (i) in this Agreement or any amendment or modification hereof, shall prove to have been incorrect when made or incorrect in any material respect when deemed made or (ii) in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(c)           Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.04, 6.05, 6.06(a), 6.08, 6.10, 6.11, 6.12, 6.14, 7.01, 7.02, 7.03, 7.04, 7.10 or 7.18 hereof;

(d)           Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a) or (c) of this Section 8.01), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to Borrower;

(e)           any Credit Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after any applicable grace and/or notice period;

(f)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace period and/or notice period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale, transfer or total loss of the property or assets securing such Indebtedness;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            any Credit Party shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j)            one or more judgments (excluding only the covered amounts of insured claims, exclusive of deductibles and excess liability beyond coverage limits and provided that underwriters have not raised defenses to coverage) for the payment of money in an aggregate amount in excess of $1,000,000.00 shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Credit Party to enforce any such judgment and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of ten (10) consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal, or otherwise, shall not be in effect; provided that any such judgment or order shall not give rise to an Event of Default under this subsection (j) if and for so long as and to the extent of (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof, and (B) such insurer has been notified, and has not disputed the claim for payment, of the amount of such judgment or order;

(k)           an ERISA Event shall have occurred that, in the opinion of Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            a Change in Control shall have occurred;

(m)          except in connection with the Phase Two Transactions, Borrower, K-Sea or any Subsidiary Guarantor is dissolved or otherwise fails to maintain its existence in good standing, or the usual business of Borrower ceases or is suspended;

(n)           except for specific matters disclosed in writing to the Lenders prior to the Effective Date, any indictment occurring after the Effective Date, of Borrower under any criminal statute, including OPA or any similar Environmental Law, or commencement of criminal proceedings against Borrower, pursuant to which statute or proceeding the penalties or remedies sought or available include forfeiture of any of the property of Borrower and such proceedings shall continue for more than 30 days.  For issues relating to OPA or similar Environmental Laws, the Lenders agree that an Event of Default shall not bee deemed to have occurred prior to the date on which Borrower receives notice thereof from the Administrative Agent;

(o)           a Mortgage Event of Default shall have occurred and be continuing under and as defined in the Mortgage;

(p)           receipt by the Lenders of their first notice of an oil spill or discharge or a hazardous discharge or an Environmental Action, in each case of a material nature, from a source other than Borrower, where the Lenders do not receive notice (which may be given in oral form, provided that such oral notice is followed with all due dispatch by written notice given by certified mail, return receipt requested) of such hazardous discharge or environmental complaint from Borrow within two (2) Business Days of the time the Lenders first receive said notice from a source other than Borrower, or action by any federal, state, or local agency to foreclose a lien upon any or all of the assets, equipment, property, leaseholds or other facilities of Borrower (including, but not limited to, the Pool Vessels or the other Collateral) by reason of the occurrence of a hazardous discharge or environmental complaint;

(q)           a change occurs in the financial condition of Borrower or K-Sea which is likely to have a Material Adverse Effect on the Collateral or Borrower’s ability to perform its obligations hereunder;

(r)            breach by K-Sea of the Parent Guaranty;

(s)           breach by any Subsidiary of Borrower of its Subsidiary Guaranty;

(t)            any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any Credit Party which is party to it, or any such Credit Party shall so state in writing;

(u)           Borrower shall have granted any security interest in any of the outstanding Collateral under this Agreement to any Person other than (i) a Lender, the Administrative Agent or the Collateral Trustee and (ii) KBCM Bridge LLC as administrative agent and collateral trustee under the Bridge Loan Agreement;

(v)           except in connection with the Phase Two Transactions, any Organizational Document of Borrower or any Guarantor shall be amended, revoked or rescinded in any material way without the prior written consent of Lenders;

(w)          a proceeding shall have been commenced on behalf of the United States to effect the forfeiture of any of the Pool Vessels or any notice shall have been issued on behalf of the United States of the seizure of any of the Pool Vessels and such forfeiture could reasonably be expected to have a Material Adverse Effect;

(x)            any Credit Party which owns a Pool Vessel shall lose its status as a citizen of the United States for the purpose of operating vessels in the coastwise trade in accordance with Chapter 505 of Title 46, United States Code; or

(y)           K-Sea shall at any time fail to maintain its status as an exempt partnership under section 7704(c) of the Code.

Section 8.02         Remedies.

Upon the occurrence of an Event of Default, or at any time thereafter during the continuance thereof, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to Borrower, declare all of the Commitments of each Lender and of the L/C Issuer to issue Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, in the case of an Event of Default specified in Section 8.01(g) or 8.01(h), (x) the obligation of each Lender to make Loans and of the L/C Issuer to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

In the event that the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 8.02, (i) the Administrative Agent and the Collateral Trustee (A) upon the direction of the Required Lenders, shall proceed to enforce the rights of the holders of the Notes and the Reimbursement Obligations by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (B) may exercise any and all rights and remedies provided to the Administrative Agent or the Collateral Trustee by the Loan Documents and (ii) Borrower shall deposit in the Cash Collateral Account Cash Collateral in an amount equal to the Letter of Credit Exposure.  Except as otherwise expressly provided in the Loan Documents, Borrower expressly waives presentment, demand, protest and all other notices of any kind in connection with the Loan Documents.  Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

Section 8.03         Lenders’ Cure of Third Party Agreement Default.

The Administrative Agent (at the instruction of the Lenders) or any Lender may, at its option, cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, discharge taxes, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in such Lender’s sole judgment, is necessary or appropriate to preserve, protect, insure, maintain, or realize upon the Collateral.  The Administrative Agent and the Lenders may charge Borrower’s Loan Account for any amounts so expended, such amounts to be repayable by Borrower on demand.  Neither the Administrative Agent nor the Lenders shall be under any obligation to effect such cure, payment, bonding or discharge, and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower.

ARTICLE IX

THE AGENTS

Section 9.01         Authorization and Action.

(a)           Each Lender hereby appoints the Administrative Agent as such and as “Collateral Trustee” under the Mortgages and authorizes it to take such action as agent and as “Collateral Trustee” on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents (including the Mortgages) as are delegated to it by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  KeyBank hereby accepts its appointment as Administrative Agent and as Collateral Trustee.  The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents and shall not be a fiduciary for any Lender.

(b)           As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes and any action taken or failure to act pursuant thereto shall be binding on all the Lenders; provided, however, the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement, any other Loan Document or applicable law and except for action expressly required by the Administrative Agent hereunder or under the Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 9.02         Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 10.07; (b) may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for recitals, any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by or on behalf of the proper party or parties; and (g) may employ agents and attorneys-in-fact and shall not be answerable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

Section 9.03         KeyBank and Affiliates.

With respect to its Commitment, the Loans made by it and the Note issued to it, KeyBank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in its individual capacity.  KeyBank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Credit Party, any of its Subsidiaries and any Person who may do business with or own securities of any Credit Party or any such Subsidiary and may accept fees and other consideration from Borrower or its Affiliates, for services in connection with this Agreement, the other Loan Documents or otherwise, all as if KeyBank were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 9.04         Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 9.05         Indemnification.

(a)           Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any of the Loan Documents or any transaction contemplated hereby and thereby or any action taken or omitted by the Administrative Agent under any of the Loan Documents; provided, however, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by Borrower under Section 10.06, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by Borrower.

(b)           Each Lender severally agrees to indemnify the L/C Issuer (to the extent not promptly reimbursed by Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the L/C Issuer in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by the L/C Issuer under any of the Loan Documents; provided, however, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the L/C Issuer’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the L/C Issuer promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by Borrower under Section 10.06, to the extent that the L/C Issuer is not promptly reimbursed for such costs and expenses by Borrower.

(c)           For purposes of Sections 9.05(a) and 9.05(b), the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Loan outstanding at such time and owing to the Lenders, (ii) their respective Applicable Percentage of the aggregate Letter of Credit Exposure outstanding at such time and (iii) their respective unused Commitments at such time; provided that the aggregate principal amount of all unreimbursed drawings under all Letters of Credit owing to the L/C Issuer shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments.  In the event that any Lender shall have failed at any time to make available to the Administrative Agent or the L/C Issuer any amounts payable by such Lender under Sections 2.05, 2.13(d) or 2.14, such Lender’s Commitment with shall be considered to be unused for purposes of this Section 9.05 to the extent of the amount of non-payment.  The failure of any Lender to reimburse the Administrative Agent or the L/C Issuer, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent or the L/C Issuer, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or the L/C Issuer, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or the L/C Issuer, as the case may be, for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreements of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 9.06         Successor Administrative Agents.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right (subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that Borrower shall have no right of approval if at the applicable time of the proposed appointment any Event of Default shall have occurred and be continuing) to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender which is a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Loan Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.  Borrower shall not be responsible for any costs or expenses arising out of the replacement of the Administrative Agent pursuant to this Section.

Anything contained in this Section 9.06 to the contrary notwithstanding, no Person may become a successor Administrative Agent or Collateral Trustee under a Mortgage unless it is a Coastwise Citizen.  The Administrative Agent (and each successor Administrative Agent upon becoming Administrative Agent) hereby represents and warrants that it is a Coastwise Citizen and covenants that it will maintain its status as a Coastwise Citizen.

Section 9.07         Events of Default.

The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans) unless the Administrative Agent has received notice from a Lender or Borrower specifying such Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give notice thereof to the Lenders (and shall give each Lender notice of each such non-payment).  The Administrative Agent shall (subject to Section 9.01(b) hereof) take such action with respect to such Default as shall be directed by the Required Lenders.

Section 9.08         Payments.

(a)           A payment by Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

(b)           If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

Section 9.09         Administrative Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of either Facility or any unpaid reimbursement obligation under any outstanding Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Facility or any unpaid reimbursement obligation under any outstanding Letters of Credit and all other Obligations of Borrower that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.06) allowed in such proceeding or under any such assignment; and
(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)           Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.06.

(c)           Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations of Borrower owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

Section 9.10         Agents.

None of the banks or other Persons identified on the cover page of this Agreement or in the preamble to this Agreement as a “syndication agent”, “documentation agent” or any similar title shall have any right, power, obligation, liability, responsibility or duty to any Person under this Agreement, any of the other Loan Documents or otherwise, other than KeyBank in its capacity as Administrative Agent and Collateral Trustee under this Agreement and the other Loan Documents and each Lender in its capacity as a Lender.  Without limiting the foregoing, none of such banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any other such bank or other Person but such banks or other Persons shall have the benefit of the provisions of Section 9.03.

ARTICLE X

MISCELLANEOUS

Section 10.01       Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)           if to Borrower, to it at:

K-Sea Transportation Partnership L.P.

One Tower Center Boulevard

17th Floor

East Brunswick, New Jersey  08816

Attention:  Chief Financial Officer

Telecopier:  (732) 565-3699

with copies to:

Baker Botts, L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas  77002

Attention:  Sean Wheeler, Esq.

Telecopier:  (713) 229-5868

and:

Holland & Knight, LLP

195 Broadway

New York, New York  10007

Attention:  Christopher G. Kelly, Esq.

Telecopier:  (212) 385-9010

(b)           if to Administrative Agent or Collateral Trustee (including in its capacity as a Lender), to:

KeyBank National Association

127 Public Square

Cleveland, Ohio 44114

Attention: KCIB Loan Services

Telecopier:  (216) 689-5962

with copies to:

KeyBank National Association

575 Fifth Ave.

38th Floor

New York, New York  10017

Attention:  Steven B. Vitale

Telecopier:  (917) 368-2310

and

Emmet, Marvin & Martin, LLP

120 Broadway

New York, New York 10271

Attention:  Richard S. Talesnick, Esq.

Telecopier:  (212) 238-3100

(c)           if to any other Lender, to it at its address (or telecopy number) set forth in the Register.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02       Term and Termination.

The remaining term of this Agreement shall be  from the date hereof until the seventh Anniversary Date, with respect to the Tranche A Facility; and the term of this Agreement shall be from the date hereof until the date that is 364 days after the date hereof, with respect to the Tranche B Facility.  Notwithstanding the foregoing, Administrative Agent at the request of Required Lenders may terminate this Agreement immediately upon the occurrence of an Event of Default.  All Obligations shall become due and payable as of any termination hereunder and, pending a final accounting, Lenders may withhold any balances in Borrower’s account (unless supplied with an indemnity satisfactory to such Lender) to cover all of Borrower’s Obligations, whether absolute or contingent.  All of Lenders’ rights, Liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

Section 10.03       K-Sea as Agent for Borrower.

K-Sea shall be deemed the agent of Borrower in any matter arising under this Agreement and the Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely on the actions and communication, or lack thereof, of K-Sea as being the actions or communications or lack thereof of Borrower with respect to this Agreement.

Section 10.04       Discharge of Borrower.

No termination of this Agreement shall relieve or discharge Borrower of its Obligations, grants of Collateral, duties and covenants hereunder or otherwise until such time as all Obligations to the Administrative Agent, the L/C Issuer, the Collateral Trustee or the Lenders have been indefeasibly paid and satisfied in full, including, without limitation, the continuation and survival in full force and effect of all security interests and Liens granted in favor of the Administrative Agent or the Collateral Trustee in and upon all then existing and thereafter-arising or acquired Collateral and all warranties and waivers of Borrower.

Section 10.05       Waivers; Amendments.

(a)           No failure or delay by Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or by Borrower and the Administrative Agent with the written consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount outstanding of any Loan or reduce the rate of interest (except in connection with a waiver of the applicability of any post-default increase in interest rates) thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) change the method of computing interest or fees under the Loan Documents, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (v) change Section 2.13(b) or

2.13(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (vi) release any Collateral (except incidental amounts at the discretion of Administrative Agent or as agreed to pursuant to this Agreement), (vii) release any Guarantor from its Guarantee, or limit its liability in respect of such Guarantee, without the written consent of each Lender or (viii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the L/C Issuer hereunder without the prior written consent of the Administrative Agent or the L/C Issuer, as the case may be.

Section 10.06       Expenses; Indemnity; Damage Waiver.

(a)           Borrower shall pay (i) all reasonable itemized out-of-pocket expenses incurred by the Administrative Agent and the Collateral Trustee and their respective Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Trustee, filing fees, search fees, appraisal fees, recording fees, field examinations, syndication expenses, travel costs and other fees and expenses in connection with any initial syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that Borrower shall receive an accounting of such fees, expenses, charges and disbursements, and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Trustee or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Trustee or any Lender (acting under common counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b)           Borrower shall indemnify the Administrative Agent, the Collateral Trustee, the L/C Issuer and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but excluding Taxes, it being understood and agreed that Section 2.12 hereof sets forth Borrower’s indemnity obligations with respect to Taxes), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of this Agreement or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) the failure of the Administrative Agent or the L/C Issuer seeking indemnification or of the L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the Administrative Agent or the L/C Issuer (as finally determined by a court of competent jurisdiction), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Trustee or the L/C Issuer under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Trustee or the L/C Issuer, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Trustee or the L/C Issuer, as the case may be, in its capacity as such.

(d)           To the extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, any Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.  All amounts due under paragraph (a)(i) of this Section that are not paid prior to the Effective Date shall be due and payable in full on the Effective Date.

(f)            The indemnitees herein in this Section 10.06 set forth are in addition to the obligations of Borrower to pay indemnification on account of Taxes and Other Taxes, as provided in Section 2.12 hereof.

Section 10.07       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent, the Collateral Trustee and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of Borrower and the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000.00 and the amount of the assigning Lender’s Commitment shall not be less than $5,000,000.00 after the effectiveness of such assignments, unless each of Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.00; provided, further, that any consent of Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing.  Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 10.06 hereof), provided, however, no assignee shall be entitled to receive any greater payment under Section 2.10, 2.12 or 10.06(b) hereof than the assigning Lender would have been entitled to receive with respect to the interest assigned to such assignee, unless the assignment to such assignee is made with Borrower’s prior written consent, in which Borrower expressly waives such limitation.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)           The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(d)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)           Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.05(b) hereof that affects such Participant.  Subject to paragraph (f) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 hereof to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f)            A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.12 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent, in which Borrower expressly waives such limitation.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.12(d) as though it were a Lender.  So long as a Participant agrees, such Participant shall be bound by Section 2.16 as if it were a Lender in each case thereunder.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

Section 10.08       Survival.

All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.10, 2.11, 2.12 and 10.06 and Article IX hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.09       Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or any Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01 hereof, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.10       Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.11       Right of Set-off.

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

Section 10.12       Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c)           Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01 hereof.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.13       WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.14       Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.15       Confidentiality.

Each of the Administrative Agent, the Collateral Trustee and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent  required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that, in the case of an assignee or Participant, or prospective assignee or Participant, which is a competitor of Borrower, the prior written consent of Borrower shall be required, which consent shall not be unreasonably withheld, prior to disclosing the Information thereto), (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Trustee or any Lender on a nonconfidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Trustee or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.16       Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the Interest Rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”), if any, which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.17       Further Assurances.

At the request of the Administrative Agent or the Lenders, at any time and from time to time, at Borrower’s sole expense, Borrower shall execute and deliver or cause to be executed and delivered to the Administrative Agent, such agreements, documents and instruments, including waivers, consents and subordination agreements from mortgagees or other holders of security interests or Liens, landlords or bailees, and do or cause to be done such further acts as the Administrative Agent, in its reasonable discretion, deems necessary or desirable to create, preserve, perfect or validate any security interest of the Administrative Agent or the Collateral Trustee or the priority thereof in the Collateral and otherwise to effectuate the provisions and purposes of this Agreement.  Borrower hereby authorizes the Administrative Agent to file financing statements or amendments against Borrower in favor of the Administrative Agent with respect to the Collateral, without Borrower’s signature, and to file as financing statements any carbon, photographic or other reproductions of this Agreement or any financing statements, signed by Borrower.  Borrower hereby ratifies and confirms any financing statements heretofore filed by the Administrative Agent with respect to the Collateral.

Section 10.18       Judgment Currency.

Each Credit Party’s obligation hereunder and under the other Loan Documents to make payment in Dollars, or in the case of Letters of Credit, the applicable Alternative Currency (in each case, the “Obligation Currency”) shall not be discharged or satisfied by tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the L/C Issuer or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the L/C Issuer or such Lender under this Agreement or the other Loan Documents.  If for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent.  For purposes of determining the Dollar Equivalent for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.19       USA Patriot Act Notice.

Each of the Administrative Agent and each Lender hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law

October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Administrative Agent and such Lender to identify Borrower in accordance with the Patriot Act.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

K-SEA OPERATING PARTNERSHIP L.P., by its general partner K-Sea OLP GP, LLC, as Borrower

By:	/s/ John J. Nicola
Name: John J. Nicola
Title: Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, for itself as Lender, and as Administrative Agent and as Collateral Trustee

By:	/s/ Steven B. Vitale
Name: Steven B. Vitale
Title: Director

K-Sea Amended and Restated Loan and Security Agreement Signature Page

LASALLE BANK NATIONAL ASSOCIATION, as Co-Syndication Agent and Lender

By:	/s/ Robert W. Hart
Name: Robert W. Hart
Title: Senior Vice President

CITIBANK, N.A., as Co-Syndication Agent and Lender

By:	/s/ Charles J. Margiotti
Name: Charles J. Margiotti
Title: Vice President

CITIZENS BANK OF PENNSYLVANIA, as Co-Documentation Agent and Lender

By:	/s/ Devon Starks
Name: Devon Starks
Title: Senior Vice President

HSBC BANK USA NATIONAL ASSOCIATION, as Co-Documentation Agent and Lender

By:	/s/ Paulette P. Laurenzi
Name: Paulette P. Laurenzi
Title: Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Stephen Karp
Name: Stephen Karp
Title: Vice President

SCHEDULE 1.01A

Pool Vessels

VESSEL NAME	OFFICIAL NO.	REGISTERED OWNER
Double Hull Barges
DBL 151	641082	K-Sea Operating Partnership L.P.
DBL 70	540401	K-Sea Operating Partnership L.P.
DBL 31	1079242	K-Sea Operating Partnership L.P.
DBL 32	1087118	K-Sea Operating Partnership L.P.
DBL 17	1065655	K-Sea Operating Partnership L.P.
DBL 18	1065657	K-Sea Operating Partnership L.P.
DBL 19	1065658	K-Sea Operating Partnership L.P.
DBL 53	500121	K-Sea Operating Partnership L.P.
DBL 134	699977	K-Sea Operating Partnership L.P.
Casablanca	901203	K-Sea Operating Partnership L.P.
Pacific	996165	K-Sea Transportation LLC
Puget Sounder	981972	K-Sea Transportation LLC
Sasanoa	1110781	K-Sea Transportation LLC
Leo	1136725	K-Sea Transportation LLC
Rigel	991836	K-Sea Transportation LLC
Na-Kao	1174391	Smith Maritime LLC
Noa	1121896	Smith Maritime LLC
Nale	1190335	Smith Maritime LLC
Ne’ena	1163049	Smith Maritime LLC

Single Hull Barges
KTC 80	643281	K-Sea Operating Partnership L.P.
KTC 71	563364	K-Sea Operating Partnership L.P.
KTC 60	630272	K-Sea Operating Partnership L.P.
KTC 50	555901	K-Sea Operating Partnership L.P.
KTC 55	544437	K-Sea Operating Partnership L.P.
Noho Hele	649722	K-Sea Transportation LLC
SCT 280	587804	K-Sea Transportation LLC

1

SCT 282	596502	K-Sea Transportation LLC

Tugs
Rebel	570047	K-Sea Operating Partnership L.P.
Yankee	571215	K-Sea Operating Partnership L.P.
Viking	541711	K-Sea Operating Partnership L.P.
Coral Sea	550670	K-Sea Operating Partnership L.P.
Baltic Sea	551908	K-Sea Operating Partnership L.P.
Bering Sea	569665	K-Sea Operating Partnership L.P.
Maryland	287444	K-Sea Operating Partnership L.P.
Houma	528526	K-Sea Operating Partnership L.P.
Odin	647313	K-Sea Operating Partnership L.P.
Taurus	602379	K-Sea Operating Partnership L.P.
Falcon	598501	K-Sea Operating Partnership L.P.
Banda Sea	504169	K-Sea Operating Partnership L.P.
Davis Sea	651977	K-Sea Operating Partnership L.P.
Norwegian Sea	574955	K-Sea Operating Partnership L.P.
Sargasso Sea	547618	K-Sea Operating Partnership L.P.
Timor Sea	283906	K-Sea Operating Partnership L.P.
Barents Sea	570419	K-Sea Operating Partnership L.P.
Caspian Sea	640953	K-Sea Operating Partnership L.P.
Inland Sea	1104151	K-Sea Operating Partnership L.P.
Labrador Sea	1125307	K-Sea Operating Partnership L.P.
Nathan E. Stewart	1120997	K-Sea Operating Partnership L.P.
Pacific Eagle	500126	K-Sea Transportation LLC
Tiger	502116	K-Sea Transportation LLC
Pacific Pride	583851	K-Sea Transportation LLC
Pacific Challenger	571631	K-Sea Transportation LLC
Pacific Freedom	521494	K-Sea Transportation LLC
Pacific Raven	529686	K-Sea Transportation LLC
Paragon	596518	K-Sea Transportation LLC
Pacific Patriot	627416	K-Sea Transportation LLC

2

Sea Hawk	589839	K-Sea Transportation LLC
Pacific Avenger	586202	K-Sea Transportation LLC
John Brix	293323	K-Sea Transportation LLC
Pacific Wolf	567630	K-Sea Transportation LLC
Altair	640948	K-Sea Transportation LLC
Na Hoku	636961	K-Sea Transportation LLC
Nakoa	572263	K-Sea Transportation LLC
Nokea	567629	K-Sea Transportation LLC
Jimmy Smith	576980	Smith Maritime LLC
Nalani	640639	Smith Maritime LLC
Namahoe	1048324	Smith Maritime LLC
Niolo	653612	Smith Maritime LLC
Nakolo	557330	Smith Maritime LLC
Nohea	652801	Smith Maritime LLC
Noke	1189830	Smith Maritime LLC
Naupaka	661812	K-Sea Hawaii Inc.

Other
Nunui	590234	Smith Maritime LLC
Nohi	664805	Smith Maritime LLC

3

SCHEDULE 1.01B

Additional Pool Vessels

VESSEL NAME	OFFICIAL NO.	REGISTERED OWNER
Double Hull Barges
Rigel	991836	K-Sea Transportation LLC

Single Hull Barges
SCT 280	587804	K-Sea Transportation LLC
SCT 282	596502	K-Sea Transportation LLC

Tugs
Barents Sea	570419	K-Sea Operating Partnership L.P.
Caspian Sea	640953	K-Sea Operating Partnership L.P.
Inland Sea	1104151	K-Sea Operating Partnership L.P.
Labrador Sea	1125307	K-Sea Operating Partnership L.P.
Nathan E. Stewart	1120997	K-Sea Operating Partnership L.P.
Altair	640948	K-Sea Transportation LLC

1

SCHEDULE 1.01C

Phase Two Pool Vessels

VESSEL NAME	OFFICIAL NO.	REGISTERED OWNER	POST PHASE TWO REGISTERED OWNER
Double Hull Barges
Leo	1136725	Hawaiian Interisland Towing, Inc.	K-Sea Transportation LLC
Na-Kao	1174391	Hawaiian Interisland Towing, Inc.	Smith Maritime LLC
Noa	1121896	Hawaiian Interisland Towing, Inc.	Smith Maritime LLC
Nale	1190335	Tow Boat Services & Management, Inc.	Smith Maritime LLC
Ne’ena	1163049	Tow Boat Services & Management, Inc.	Smith Maritime LLC

Single Hull Barges
Noho Hele	649722	Hawaiian Interisland Towing, Inc.	K-Sea Transportation LLC

Tugs
Jimmy Smith	576980	Tow Boat Services & Management, Inc.	Smith Maritime LLC
Na Hoku	636961	Hawaiian Interisland Towing, Inc.	K-Sea Transportation LLC
Nakoa	572263	Hawaiian Interisland Towing, Inc.	K-Sea Transportation LLC
Nokea	567629	Hawaiian Interisland Towing, Inc.	K-Sea Transportation LLC
Nalani	640639	Hawaiian Interisland Towing, Inc.	Smith Maritime LLC
Namahoe	1048324	Hawaiian Interisland Towing, Inc.	Smith Maritime LLC
Niolo	653612	Hawaiian Interisland Towing, Inc.	Smith Maritime LLC
Naupaka	661812	Hawaiian Interisland Towing, Inc.	K-Sea Hawaii Inc.
Nakolo	557330	Tow Boat Services & Management, Inc.	Smith Maritime LLC
Nohea	652801	Tow Boat Services & Management, Inc.	Smith Maritime LLC
Noke	1189830	Uaukewai Diving, Salvage and Fishing, Inc.	Smith Maritime LLC

Other
Nohi	664805	Hawaiian Interisland Towing, Inc.	Smith Maritime LLC
Nunui	590234	Tow Boat Services & Management, Inc.	Smith Maritime LLC

1

SCHEDULE 2.01

Commitments

Lender	Tranche A Commitment	Tranche B Commitment
KeyBank National Association	$37,500,000.00	$20,000,000.00
LaSalle Bank National Association	$32,500,000.00	$15,000,000.00
Citibank, N.A.	$32,500,000.00	$10,000,000.00
Citizens Bank of Pennsylvania	$25,000,000.00	-0-
HSBC Bank USA National Association	$25,000,000.00	-0-
Wachovia Bank, National Association	$22,500,000.00	-0-
Aggregate Commitments	$175,000,000.00	$45,000,000.00